UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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West Marine, Inc.

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Dear Fellow Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of West Marine, Inc. to be held at our company support center, 500 Westridge Drive, Watsonville, California, on Thursday, May 17, 2012 at 10:30 a.m., Pacific Time (“Annual Meeting”).

This year we are pleased to furnish proxy materials to you over the Internet. We believe that this e-proxy process expedites your receipt of our 2012 Proxy Statement and our 2011 Annual Report on Form 10-K (collectively, “Proxy Materials”), lowers our printing and delivery costs, and helps reduce our impact on the environment. Accordingly, you will receive only a one-page, double-sided notice (the “Notice”), being mailed to stockholders on April 5, 2012, regarding the Internet availability of our Proxy Materials. The Notice and Proxy Materials explain the matters indicated below to be voted on at our Annual Meeting and provide you with instructions for accessing the Proxy Materials and for voting in person via the Internet or by phone. This Notice also provides information on how you may obtain paper copies of our Proxy Materials free of charge, if you so choose. Please read the Notice so you will be informed about the business to be considered at the meeting. Your vote is important to us.

On behalf of the Board of Directors, I urge you take advantage of our Internet or telephone voting system as soon as possible, even if you plan to attend the Annual Meeting. Following are the proposals to be voted upon at the Annual Meeting:

(1)	To elect seven directors;
(2)	To ratify the selection of Grant Thornton LLP, independent registered public accounting firm, as the independent auditors for the fiscal year ending December 29, 2012;
(3)	To approve, on an advisory basis, the compensation of our named executive officers (as defined in the accompanying proxy statement); and
(4)	To transact such other business as may properly come before the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” each of the proposals (1) through (3) above.

Sincerely,
/s/ Randolph K. Repass
Randolph K. Repass Chairman of the Board

Watsonville, California
April 5, 2012

500 Westridge Drive
Watsonville, California 95076-4100
(831) 728-2700

PROXY STATEMENT

2012 Annual Meeting of Stockholders

Notice of Electronic Availability of Proxy Statement and Annual Report on Form 10-K.

As permitted by rules adopted by the Securities and Exchange Commission, we are making this proxy statement and our annual report on Form 10-K for the year ended December 31, 2011 (collectively, “Proxy Materials”) available to our stockholders electronically via the Internet. On April 5, 2012, we mailed to our stockholders a Notice of West Marine, Inc. Annual Meeting of Stockholders and Important Notice Regarding the Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access these Proxy Materials and vote over the Internet or by phone. Stockholders as of the record date for this year’s annual meeting should receive a Notice by mail and will not receive a printed copy of the Proxy Materials in the mail. If you would like to receive a printed copy of our Proxy Materials, instructions for ordering paper delivery of these Proxy Materials at no charge can be submitted via telephone, Internet or email in accordance with the instructions contained in the Notice.

Solicitation and Revocability of Proxies

Our Board of Directors (“Board” or, each member individually, a “Director”) is furnishing this Proxy Statement to solicit proxies to be used at our Annual Meeting of Stockholders to be held on May 17, 2012 (“Annual Meeting”), at the time and place and for the purposes set forth in the Notice, and at any adjournment of the meeting. The Proxy Materials were first available for our stockholders to access online at www.envisionreports.com/wmar on April 5, 2012.

Each valid proxy received in time will be voted at the Annual Meeting in accordance with the choice specified, if any. Valid proxies include all properly executed written proxy cards and all properly completed proxies voted by telephone or over the Internet pursuant to this solicitation that were not later timely revoked. All proxies received that are executed but not voted will be voted as recommended by the Board.

Any proxy duly given pursuant to this solicitation may be revoked by you in accordance with the following procedures, at any time prior to the voting of the proxy at the Annual Meeting or any adjournment thereof. A proxy may be revoked (i) by written notice delivered to the Secretary of West Marine stating that the proxy is revoked, (ii) by a later dated proxy signed by the same person who signed the earlier proxy and delivered to the Secretary of West Marine, (iii) by using the telephone or Internet voting procedures before 11:00 p.m., Pacific Time, on May 16, 2012, or (iv) if you are the record holder of your shares, by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

Purposes of the Annual Meeting

Our Annual Meeting will consider the important matters outlined in the Notice. We are providing the Proxy Materials to you in connection with the solicitation of proxies by our Board. Our Board asks that you authorize your proxies to vote as the Board recommends.

Voting by Proxy

You may vote your shares in one of the following ways: (1) if you are the record holder of your shares, in person at the Annual Meeting; (2) if you request and receive your Proxy Materials by mail, you may vote by completing, signing and returning your proxy card to us in the postage-paid envelope provided with the Proxy Materials; (3) by voting electronically using a touch-tone telephone at 1-800-652-8683; or (4) by using the Internet to vote your shares at www.envisionreports.com/wmar. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to use the Internet or telephone to vote, you must do so by 11:00 p.m., Pacific Time, on May 16, 2012, the day before our Annual Meeting takes place.

Delaware law permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of election can determine that such proxy was authorized by the stockholder. The voting procedures available to registered stockholders for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

If you choose to vote by mail, you may vote by completing and signing the proxy card that you request and promptly mailing it. The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of our Board. If you choose to vote by mail, your vote must be received by 10:00 a.m., Pacific Time, on May 17, 2012.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Voting Securities

Only stockholders of record on our books as of the close of business on March 19, 2012, which has been fixed as the record date in accordance with our bylaws, will be entitled to vote at the Annual Meeting.

As of the close of business on March 19, 2012, there were outstanding 23,068,599 shares of our common stock, each share of which is entitled to one vote. The presence at the Annual Meeting in person or by proxy of holders of a majority of the issued and outstanding shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof, unless notice of the adjournment provides otherwise in accordance with our bylaws. Of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote, the affirmative vote of the majority is required for the election of each Director, to ratify the selection of our independent registered public accounting firm for the fiscal year ending December 29, 2012 (“fiscal year 2012”), and to approve, on an advisory basis, the compensation of our Named Executive Officers (defined in the section entitled “Governance Principles and Practices/Ethics and Governance” on page 11 of this proxy statement). We refer to each matter subject to a vote as a “Proposal,” or collectively the “Proposals.”

If you are a beneficial owner and hold your shares in “street name” through a broker and do not return the voting instruction card, or otherwise do not instruct the broker with respect to a particular proposal, the broker or other nominee will determine if it has the discretionary authority to vote on a particular proposal. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, including the election of directors. Accordingly, a broker non-vote occurs if the broker has indicated on the proxy card that it does not have discretionary authority to vote on a particular proposal.

With respect to the election of our Directors, you may vote “For” or “Withhold” your vote with respect to each nominee. For the proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2012 and to approve, on an advisory basis, the compensation of our Named Executive Officers, you may indicate “For,” “Against” or “Abstain.”

With respect to all three Proposals, an abstention will have the effect of a vote against the applicable Proposal. Similarly, if a broker indicates on the proxy that it does not have discretionary authority to vote on a particular Proposal, such broker non-votes will have the same effect as a vote against the applicable Proposal.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the election inspector appointed for the meeting, and the election inspector will determine whether or not a quorum is present. For purposes of determining the presence of a quorum, the election inspector will treat abstentions and broker non-votes as shares that are present. Additionally, the election inspector will separately count “For,” “Withhold” and broker non-votes with respect to each Director nominee, and, with respect to Proposal Nos. 2 and 3, “For” and “Against” votes, abstentions and broker non-votes.

Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the Proposals.

ELECTION OF DIRECTORS

(Proposal No. 1)

Seven Directors are to be elected at the Annual Meeting to hold office until the 2013 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. The persons named below are nominees for election, and each of the nominees is currently a Director and all were elected by stockholders our 2011 Annual Meeting of Stockholders (“2011 Annual Meeting”), other than Ms. Shi, who was appointed by our Board on September 15, 2011. The persons named as proxies intend (unless authority is withheld) to vote for the election of all the nominees as Directors.

Our Board has no reason to believe that any nominee for Director would be unable or unwilling to serve as a Director if elected. If at the time of the Annual Meeting, or any adjournment thereof, any nominee is unable or unwilling to serve as a Director of West Marine, the persons named as proxies intend to vote for such substitute nominee as may be nominated by our Governance and Compensation Committee and approved by our Board or as otherwise directed by our Board, unless directed by the stockholder to do otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Under our bylaws, our Board has the authority to determine the size of the Board and to fill vacancies. Currently, our Board is comprised of eight Directors, however, one of our independent Directors, Peter Roy, has declined to stand for re-election. Accordingly, the Board has approved a reduction in its size to seven Directors, to be effective as of the date of the Annual Meeting.

The company requires its Directors to possess the experience and skills necessary to oversee the management of the company in the interest of the company and its stockholders. Our Board will consider for nomination candidates who: have embodied integrity and ethical conduct in their personal and professional lives; have demonstrated the exercise of good business judgment; are able and willing to devote the necessary amount of time to our affairs, including attendance at Board meetings, Board committee meetings and annual stockholder meetings; and are committed to overseeing and fostering sound, long-term growth of the company. When considering a current Director for re-nomination as a director, the Board will consider, among other factors, the attendance, preparedness, participation and candor of the individual, as well as the individual’s recent service as a Director in light of the above-mentioned criteria. Each of the nominees discussed below is an incumbent Director recommended for re-election by our Governance and Compensation Committee, and our Board believes that these current Directors meet the foregoing criteria and effectively serve the company. The description of each nominee set forth below includes biographical information, including their occupations, employment history, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our Governance and Compensation Committee and our Board to conclude that each Director should continue to serve on the Board.

Nominees for Director	Business Experience During Past Five Years, Qualifications and Other Information
Randolph K. Repass	Mr. Repass, 68, has served as Chairman of the Board since the company’s founding in 1968. He also has served as Chief Executive Officer, from 1968 to April 1995 and from July 1998 to November 1998, and as President, from 1968 to 1990 and from August 1993 to March 1994. Mr. Repass served as a member of the board of New England Ropes, Inc. until June 30, 2007. He also has served as a director and President of Sail America, the sailing industry association, and as a director of the National Marine Manufacturers Association. Mr. Repass’ boating background includes sailboat racing and cruising on sail and power boats. Mr. Repass, as the founder of West Marine and one of its major stockholders, defines the company and its mission statement and values. He is being re-nominated as a Director because his vision, knowledge of the industry, understanding of the business and our customers needs, combined with his strategic insight, are invaluable in guiding our Board and management in realizing our mission, in balancing short and long term goals, and in enhancing value for all of our stockholders.
Geoffrey A. Eisenberg	Mr. Eisenberg, 59, has served as a Director since 1977 and was appointed our Chief Executive Officer and President in December 2007. Mr. Eisenberg also served West Marine in numerous senior executive positions from 1976 until 1994, giving him a broad perspective and an in-depth understanding of most areas of the organization. From January 1995 to December 2000, Mr. Eisenberg served as a senior consultant to West Marine. From December 2000 until December 2007, Mr. Eisenberg was a part-time, on-call employee of West Marine, available for special projects. Mr. Eisenberg served as Chief Executive Officer of Salz Leathers Inc. from December 2000 until December 2007 and, from 1997 until 2000, he served as Chief Executive Officer of Greenhorn Creek Associates, a real estate and golf development company. Prior to his appointment as West Marine’s Chief Executive Officer and President, Mr. Eisenberg was a consultant and advisor to a number of companies, specializing in chief executive officer training and professional management development. Mr. Eisenberg’s most recent directorships included serving on the board of directors of LiveOps Inc., a privately-held tele-services company, until the end of July 2008, and Logispring Investments, a supply chain venture capital investment company, until January 2010. Since that time, Mr. Eisenberg has not served on any other company boards. He currently is a member of the advisory board of a non-profit organization, the Retail Management Institute at Santa Clara University. An experienced sailor, Mr. Eisenberg has substantial experience in both local and long-distance ocean racing and cruising. Mr. Eisenberg is being re-nominated as a Director because, among his other qualifications and in addition to being our Chief Executive Officer, Mr. Eisenberg’s extensive career with West Marine and his consulting work in professional management, adds unique experience and insight into all areas of our operations, including strategic business development, expertise in the boating industry and customer service, as well as professional development. Additionally, with his demonstrated leadership skills, Mr. Eisenberg has led the restructuring efforts and strategic plan implementation for the company which has resulted in three consecutive years of profitability in a challenging environment.
Dennis F. Madsen	Mr. Madsen, 63, has served as a Director since 2010, and is a member of our Governance and Compensation Committee. Mr. Madsen served as President and Chief Executive Officer from April 2000 to March 2005, of Recreational Equipment, Inc. (“REI”), a retailer and online merchant of outdoor gear and equipment. Mr. Madsen also served as REI’s Executive Vice President and Chief Operating Officer from 1987 to March 2000, and prior to that, held

Nominees for Director	Business Experience During Past Five Years, Qualifications and Other Information
numerous positions throughout REI. Mr. Madsen serves on the board of directors and as a member of the compensation and audit committees of Alaska Air Group (parent company of Alaska and Horizon Airlines), and on the boards of Alaska Airlines and Horizon Air. In addition, he serves on the board of a private company, Evolucion Innovations, Inc. (evo.com), on which he serves as Chairman. Mr. Madsen also serves as Chairman of the Board of Trustees of Western Washington University, and on the boards of two other non-profit organizations, Islandwood and the Youth Outdoors Legacy Fund. Mr. Madsen has spent the last 22 years sailing throughout the Pacific Northwest and Canadian waters. Recently spending five years on a live-aboard, Mr. Madsen has a keen understanding of boater needs and lifestyle. Mr. Madsen is being re-nominated as a Director because, among his other qualifications, he has demonstrated proven leadership capability and knowledge of the complex operational and financial issues facing an organization such as West Marine. His experience on other public company boards and in leading a customer-service driven organization, and his knowledge of compensation and governance trends and best practices, also makes him a valuable contributor in all operational risks and strategies facing the company, and in executive compensation and leadership development.
David McComas	Mr. McComas, 69, has served as a Director since 1996, is a member of our Governance and Compensation Committee and also serves as our Board’s presiding independent director. Mr. McComas served as President and Chief Executive Officer from July 2001, and as Chairman from January 2004, of Eye Care Centers of America, Inc., until his retirement on December 31, 2007. Mr. McComas also had served as its President and Chief Operating Officer from July 1998 to July 2001. From June 1991 to July 1998, Mr. McComas served as Western Region President and Corporate Vice President and held several other senior management positions with Circuit City Stores, Inc. Mr. McComas has been a boater since acquiring his first boat when he was 12 years old and his boating background includes cruising on sail and power boats. As an avid fisherman, he has participated in various saltwater bill fishing tournaments over the years on both the east and west coasts. Mr. McComas is being re-nominated as a Director because, among his other qualifications, he has demonstrated experience in a high-growth, multi-product retailer, including sales, marketing and merchandising expertise, which makes him a valuable contributor in all operational risks and strategies facing the company, and in executive compensation and leadership development. Additionally, in his role as presiding independent director, Mr. McComas has been instrumental in providing guidance, structure and oversight of our independent director’s responsibilities.
Barbara L. Rambo	Ms. Rambo, 59, has served as a Director since November 2009 and is the Chair of our Governance and Compensation Committee and a member of our Audit Committee. Prior to becoming a Director, Ms. Rambo served as a consultant to the Board from September 2008 to November 2009. Ms. Rambo also serves on the boards of the following public reporting companies: as a director, the chair of the finance committee and member of the compensation, executive, and nominating and governance committees of PG&E Corporation, as a director and member of the executive committee of Pacific Gas and Electric Company, and as a director and member of the compensation and governance committees of International Rectifier Corporation. Ms. Rambo also serves as a director and member of the compensation and audit committees of UnionBanCal Corporation, a non-public, wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc. Ms. Rambo was previously a director and member of the audit and executive compensation

Nominees for Director	Business Experience During Past Five Years, Qualifications and Other Information
committees of Gymboree Corporation from 1995 to 2007. Since October 2009, Ms. Rambo has served as the Chief Executive Officer of Taconic Management Services, a management consulting and services company formed to manage her corporate board activities. She has held numerous executive leadership positions in the financial services and technology sectors, and has developed skills in corporate finance, capital markets, sales and marketing, operations and executive management. Ms. Rambo has served as Vice Chair of Nietech Corporation, a payments technology company, from October 2006 to October 2009, and its President and Chief Executive Officer from November 2002 until October 2006. She served as Chairman and Chief Executive Officer of OpenClose Technologies, a financial services technology company, from July 2001 to December 2001 and from January 2000 to June 2001, respectively. Ms. Rambo also served as Group Executive Vice President and Head of National Commercial banking of Bank of America from 1993 to 1998 and held various positions of responsibility with the bank since 1974. She is a sculler and sails in San Francisco and the Caribbean. Ms. Rambo is being re-nominated as a Director because of the depth of her experience as an executive with companies in the financial services and technology sectors and her experience on other public company boards, which provides us with insight into the banking industry and strategic business development. In addition, due to her experience with executive compensation, leadership development and corporate governance practices, Ms. Rambo has led the restructuring of our Executive compensation program to include best practice components, including multiple performance-based metrics, to better align the interests of our Executives with those of our stockholders.
Alice M. Richter	Ms. Richter, 58, has served as a Director since 2005 and is the chair of our Audit Committee. Ms. Richter was a certified public accountant with KPMG LLP for 26 years, until her retirement in June 2001. She joined KPMG’s Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, Ms. Richter served as the National Industry Director of KPMG’s U.S. Food and Beverage practice and also served as a member of the Board of Trustees of the KPMG Foundation from 1991 to 2001. Ms. Richter also serves on the board of directors of: G&K Services, Inc., a public reporting company, where she is chair of the audit committee; BlueStem Brands, Inc. (formerly Fingerhut Direct Marketing, Inc.), a privately-held company, which she joined in 2007 and serves as chair of the audit committee; and Thrivent Financial for Lutherans, a non-profit financial services membership organization, which she joined in 2007 and serves as a member of the audit committee and governance committee. As an avid water skier, she is never far from a boat. Ms. Richter is being re-nominated as a Director because with her long career in public accounting and expertise in the accounting and finance areas, including a client-base in the retail industry, her experience in international operations, her service on another public company board, and her experience in reviewing internal controls, tax saving strategies, potential fraud, acquisitions and reorganizations, she possesses a keen understanding of complex financial accounting issues which provides the Board with an overall business and financial leadership perspective.
Christiana Shi	Ms. Shi, 52, was appointed to our Board and our Audit Committee in September 2011, upon the recommendation of our Governance and Compensation Committee. Since October 2010, Ms. Shi has served as vice president and chief operating officer of NIKE, Inc.’s global direct-to-consumer division. In this role, she is responsible for the division’s global store, real estate, finance, information technology and supply chain operations. From 2000 to 2010, Ms. Shi was director

Nominees for Director	Business Experience During Past Five Years, Qualifications and Other Information
and senior partner of McKinsey & Company, Inc., a global management consulting firm, and she was a principal (partner) at McKinsey from 1994 to 2000. Prior to 1994, she held numerous positions throughout McKinsey. From 1981 to 1984, Ms. Shi also held numerous positions at Merrill Lynch & Company, Inc. In addition, she currently serves on the board of the following non-profit organizations: the Stanford Parent’s Advisory Board; the Clayman Institute for Gender Studies; and the Orange County United Way Women’s Philanthropy Society. Ms. Shi holds a B.A. in international relations and economics from Stanford University, and has her M.B.A from Harvard University. As a chief operating officer of NIKE, Inc.’s direct-to-consumer division, and as a former senior partner at McKinsey & Company, Ms. Shi has a unique global perspective acquired through 20 years of work on four continents across an extensive array of consumer brands and retailer operations. Further, her experience and expertise in global retail expansion, category strategy, new concept development, store operations, inventory management, performance transformation and the direct/e-commerce business makes her well-qualified to serve on our Board and on our audit committee.

Board of Directors and Committees

During fiscal year 2011, the Board held five meetings. The Board has an Audit Committee and a Governance and Compensation Committee. Most of our Directors attended 100% of the Board meetings and the meetings of the committees on which they served, and all Directors attended at least 80% of the total number of such Board and committee meetings held during fiscal year 2011.

The nominating functions are performed by our Governance and Compensation Committee.

The table below reflects the current membership of each committee and the number of meetings held by each in fiscal year 2011:

Director	Audit	Governance & Compensation (includes nominating function)
Peter Roy	X
David McComas		X*
Alice M. Richter	X**
Barbara L. Rambo	X	X**
Dennis F. Madsen		X
Christiana Shi	X***
Total 2011 Meetings	12	5

*	Also serves as Presiding Independent Director
**	Committee Chair
***	Joined the Audit Committee on September 15, 2011.

The Board has affirmatively determined that Mmes. Richter, Rambo and Shi and Messrs. Madsen and McComas are each independent directors, as defined by the NASDAQ Stock Market rules.

Each Director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board meetings and meetings of committees on which such Director serves, unless attendance is excused due to unavoidable conflict, medical issues/illness, family emergencies or other valid excuse. All members of the Board attended our 2011 Annual Meeting, and members of the Board are encouraged to attend our Annual Meeting of Stockholders each year.

Stockholder Communications

West Marine has developed the following policy statements: Internal Process for Handling Communications to Directors (Non-Audit Committee) and Internal Process for Handling Communications to the Audit Committee. These policy statements describe West Marine’s process for collecting, organizing and relaying communications from its associates, stockholders and other interested parties to members of the Board or members of the Board’s standing committees. Such communications can be sent by writing to the following address:

West Marine, Inc.
c/o Secretary
500 Westridge Drive
Watsonville, California 95076

Stockholders and other interested parties also may email members of the Board at bod@westmarine.com.

As described in the director communication policy statements, the company’s Secretary will summarize all correspondence, if any, directed to our Board and forward summaries to the Board if and when such correspondence is received. Directors may, at any time, request copies of any such correspondence. Communications may be addressed to the attention of the Board, a standing committee of the Board, or any individual member of the Board or a committee. Communication that is primarily commercial in nature or relates to an improper or irrelevant topic may be filtered out and disregarded (without providing a copy to the Directors or advising them of the communication), or may otherwise be handled in the Secretary’s discretion. Additionally, the Secretary may handle routine business communications and will provide a copy of the original communication to the Chairman of the Board (or to the presiding independent Director, or to the chair of the appropriate Board committee) and advise such Director of any action taken.

Our associates, stockholders and other interested parties may report any concerns about company activities, including concerns regarding accounting, internal control over financial reporting or auditing matters, violations of any rule or regulation of the Securities and Exchange Commission or any provision of federal law relating to fraud against stockholders, and violations of matters covered by our Codes of Ethics described below, to a number of internal resources, including our General Counsel or our Internal Auditor. Alternatively, such concerns may be reported directly to any regulatory agency having jurisdiction over the reported concern or anonymously through our “Network Hotline” by calling 1-800-241-5689. A summary report regarding any matters directly or anonymously reported will be delivered to the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. A copy of each director communication policy statement is available on our website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

Codes of Ethics

West Marine has a Code of Ethics that covers all associates and Directors and includes provisions regarding proper business conduct and ethics ranging from restrictions on gifts, compliance with applicable law and avoidance of conflicts of interest, and an additional Code of Ethics for Senior Financial Officers (which covers our Chief Executive Officer, Chief Financial Officer, Controller, Assistant Controller and other associates performing similar functions). Each code is reviewed at least annually by the Board to assess the adequacy of their respective provisions and compliance with regulations. A copy of each code is available on our website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

Governance Principles and Practices

Our Board and our management team have long believed that good governance is important to ensure that our company is managed for the long-term benefit of our stockholders. Over the years, our company has had in place good business practices designed to support this commitment and to maintain the highest level of governance. Our Board has approved and adopted our Governance Principles, the respective charters of our Audit Committee and our Governance and Compensation Committee, and our Codes of Ethics, each of which provide the framework for governance of our company. Additionally, a majority of our Directors are required to meet the applicable criteria for Director independence, and all members of our Audit Committee and Governance and Compensation Committee must meet the applicable independence criteria for membership on an audit committee, compensation committee or nominations committee (as appropriate), as established by the NASDAQ Stock Market, as well as all other independence criteria required under applicable law. In this regard, our Board considers all relevant facts and circumstances related to transactions and relationships between each Director or Director nominee (and his or her immediate family and affiliates) and the company and its management to determine whether any such relationships or transactions would prohibit a Director or a Director nominee from being independent. Management and the Board periodically review our governance policies and practices, monitoring changes in the law and developments in this area by various authorities active in governance.

The following sets forth our governance principles and practices:

•	Board of Directors:
º	The number of current Directors is eight, consisting of six independent Directors (75%), our Chairman of the Board, who is a non-management Director, and our Chief Executive Officer. As a result of one independent director not standing for re-election, after the Annual Meeting, the Board size will be reduced to seven members, of which five will be independent Directors (71%);
º	Terms in office for all Directors are set at one year, rather than staggered;
º	Our by-laws contain provisions for a simple majority stockholder vote for election of our Board of Directors, for charter or bylaw amendments and for special meetings called by, and action to be taken by written consent of, stockholders;
º	Performance of the Board (and each of its committees) is reviewed annually, with oversight by our Governance and Compensation Committee;
º	In lieu of a mandatory age or term limit, Directors submit a letter of resignation for review annually by our Governance and Compensation Committee and our Chairman of the Board in connection with the evaluation of Board and committee performance;
º	Directors must submit a letter of resignation upon a job change;
º	Our Governance and Compensation Committee has established guidelines for new Director nominees;
º	A procedure exists for stockholder nominations of Directors;
º	A procedure exists for determining the independence of Director nominees;
º	Written director communication policy statements exist for communication to Directors by stockholders, associates and other interested parties;
º	A procedure exists for determining whether Audit Committee members are financial experts under Securities and Exchange Commission rules and financially sophisticated under NASDAQ rules;
º	Non-management Directors regularly hold executive sessions separate from management;
º	Members of our Board may not serve as directors for more than four public companies;
º	All Directors attend scheduled board, committee, and annual meetings of stockholders, except where the failure to attend is due to an unavoidable conflict, medical issues/illness, family emergencies or other valid excuse;
º	Our organizational documents do not contain “poison pill” provisions;
º	No provisions exist for retirement plans for Directors, and the company offers no pension plans for Director participation; and

º	A new director orientation program exists for each new individual joining our Board which outlines the role and responsibilities of the Board and the company’s operations, and as part of this orientation, new Directors have opportunities to meet with our management team.
•	Leadership of the Board:
º	By policy, the positions of Chairman and of Chief Executive Officer are held by two different persons;
º	Our Board has determined that having separate persons filling the role of Chairman and Chief Executive Officer best fulfills the Board’s duties and responsibilities with respect to oversight of our management and the direction and operations of the company. In addition, our Board feels that our current Chairman, Mr. Repass, as our founder and having previously served as our Chief Executive Officer, has the experience and familiarity with West Marine and the boating industry generally to effectively serve the Board and the company in his leadership role with the Board; and
º	One of our independent Directors serves as the presiding independent director who sets the agenda for and leads executive sessions of the independent Directors, serves as a liaison between our Chairman and the independent Directors, has the authority to call meetings of the independent Directors, presides over other matters as directed by the Board, and is available for consultation and direct communication with our major stockholders.
•	Committees of the Board of Directors:
º	Each committee of the Board has a governing charter, each of which is subject to review on an annual basis;
º	Our Internal Auditor reports directly to the Audit Committee;
º	Our independent registered public accounting firm, Grant Thornton LLP, reports directly to the Audit Committee;
º	Our Audit Committee’s appointment of our independent registered public accounting firm is ratified by our stockholders;
º	Our Board of Directors and its committees meet at least quarterly;
º	Our Audit Committee chair is a financial expert;
º	Both standing committees of the Board are comprised solely of independent Directors;
º	No interlocks exist between Governance and Compensation Committee members or between such members and any of our executive officers; and
º	Our Audit Committee meets with management, our independent auditors and our internal auditor prior to the filing of officers’ certifications with the Securities and Exchange Commission to receive information concerning, among other things, any significant deficiencies in the design or operation of internal control over financial reporting.
•	Ethics and Governance:
º	A Code of Ethics for all Directors and associates and an additional Code of Ethics for Senior Financial Officers have been adopted and are posted on our website;
º	Our Governance Principles, which outline our governance practices, including the role and responsibilities of the Board, and each of its standing committees, are posted on our website;

º	Pursuant to our Related Party Transaction Policy, our Audit Committee reviews and approves all related party transactions with our Directors and our executive officers (i.e., our Chief Executive Officer, our Chief Financial Officer, our Executive Vice President of Stores, Port Supply and Direct-to-Customer and our Executive Vice President of Merchandising, Replenishment and Logistics, each of whom is named in the Summary Compensation Table below and collectively are referred to as our “Named Executive Officers”);
º	Loans from the company are prohibited to our Directors, Named Executive Officers and all vice presidents at the assistant vice president level and above (all of whom, collectively with our Named Executive Officers, are referred to as our “Executives”);
º	Pursuant to our Policy for Pre-Approval of Independent Auditor Audit and Non-Audit Services, audit and non-audit services to be performed by our independent auditors must be pre-approved by the Audit Committee; in this regard, our Audit Committee considers the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services, classified as all other services, to ensure that non-audit fees paid to the independent auditor are not excessive; and
º	Our Whistleblower Policy and Procedures relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance, violation of company policies, violation of laws and other matters pertaining to fraud against stockholders is posted on our website. This policy provides for anonymous reporting procedures available for use by our associates and others through a hotline operated by a third party and procedures through which any such reporting is forwarded to our Audit Committee.
•	Compensation, Stock Ownership and Succession Planning:
º	Comparable compensation analysis is performed periodically for our Directors and Executives, including the retention of outside consultants for such analysis as necessary;
º	Our Board periodically evaluates and approves succession planning for our Named Executive Officers; and
º	Our Governance and Compensation Committee oversees the compensation practices for our Executives, including the establishment of pre-determined goals for bonus awards to Executives and a Stock Ownership Policy for our Directors and Executives at the senior vice president-level and above. For more information on our Executive compensation practices and our Stock Ownership Policy, see the “Governance and Compensation Committee/Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement beginning on pages 18 and 19, respectively.
•	Other:
º	Our Insider Trading Policy establishes trade pre-clearance requirements for Directors, Executives and other key associates, and procedures for compliance with the electronic reporting requirements of the Securities and Exchange Commission;
º	Our disclosure committee, comprised of certain Executives and other management-level associates, assists our Chief Executive Officer and our Chief Financial Officer in the design, development, implementation and maintenance of our internal control over financial reporting and disclosure controls and procedures, which are designed to ensure that information required to be disclosed in the reports that we file with or submit to the Securities and Exchange Commission is recorded, processed, summarized and reported on a timely basis;
º	Our West Marine Information Disclosure Policy-Investment Community, which is posted on our website, is designed to ensure the fair and timely public disclosure of material information about West Marine in compliance with Regulation FD adopted by the Securities and Exchange Commission;

º	A corporate governance section of our website provides investors with current information, which includes a link to real time filings with the Securities and Exchange Commission and the ability for investors and other interested parties to receive automatic email notification of all such filings;
º	Our Board and its committees have the clear ability to hire their own advisors as they deem necessary; and
º	A number of our Directors attend continuing education programs.

Our Governance Principles, which cover areas such as Director responsibilities and qualifications, management leadership and succession, and Board access to management, is available on our website, at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

Risk Oversight

Our company is subject to a variety of risks, which generally include any undesired event or outcome that could affect our ability to achieve our objectives or adversely impact our business, operations or financial condition. Some risks can be readily perceived and even quantified, while others are unexpected or unforeseeable. Our management is responsible for assessing and managing the company’s risk profile. In this regard, risks are considered as part of our company’s business strategies and operations. Recognizing that it is neither possible nor prudent to eliminate all risk, our Board oversees and reviews certain aspects of our risk management efforts.

To address risks, our management periodically performs an enterprise risk assessment designed to assist in the identification, assessment and monitoring of high risk areas to the company, including, without limitation, strategic, financial, operating and regulatory compliance risks, and to share information and efforts to mitigate these risks. In addition, our management has formed several steering committees (including a real estate steering committee to monitor our real estate optimization strategy, and an information technology steering committee to oversee our capital expenditures and capital project management) and has established a number of other policies (including a Delegation of Authority Policy and a Contract Review and Signing Authority Policy) which provide proper levels of review and control of expenditures designed to safeguard company assets, to minimize risks and to ensure the appropriate segregation of duties.

Additionally, annually, our Board reviews the company’s strategic business plans, which includes evaluating the objectives of and risks associated with these plans and their potential impact on the company (e.g., competitive, industry, economic, financial, and other operating risks), and while the Board has ultimate responsibility for risk oversight, the committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk.

Our Audit Committee focuses on financial risk exposures, including credit and liquidity risks and our internal control over financial reporting, and discusses with management, our internal auditor and our independent registered public accounting firm our policies with respect to risk assessment and risk management, including the risk of fraud. Our Audit Committee monitors risk related to our internal accounting staff, our internal auditor and our external independent registered public accounting firm. Our Audit Committee, as reflected in its charter, also reviews with management, our internal auditor and our independent registered public accounting firm our financial statements and our certification process for periodic reports, oversees our internal auditor and our independent registered public accounting firm, periodically reviews with management, our internal auditor and our independent registered public accounting form the adequacy and effectiveness of our internal control over financial reporting and potential for exposure to fraud and meets periodically with management to review our major financial exposures and the steps management has taken to monitor and control such exposures. Our Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to any related party transactions as well as to our compliance and ethics programs by its administration of our Whistleblower Policy and Procedures.

Our Governance and Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our Committee has evaluated and determined that our current compensation policies, plans, programs and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on our company. In making this determination, our Committee reviewed and assessed with management and the independent compensation consultant retained by our Committee, Frederic W. Cook & Co., Inc. (“FW Cook”), our compensation policies and plans, including the design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk mitigation features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Moreover, our Committee considered the following compensation programs attributes as mitigating risk-taking incentives:

(i)	Our Executive compensation program is overseen by our Governance and Compensation Committee, which is comprised solely of independent Directors;
(ii)	Base salaries payable to our Executives and other associates are fixed and do not create any incentive for risk-taking;
(iii)	Our incentive-based cash compensation program, including that for our Executives, contains a blend of performance measures designed to motivate sustained performance in key strategic areas and has a capped payout. Additionally as our profitability improved in 2010, our Governance and Compensation Committee increased the threshold which must be realized for our 2011 bonus payment;
(iv)	50% of our long term incentives are awarded in the form of restricted stock units, which we believe adds additional risk mitigation characteristics and also encourages preservation of current share values; and
(v)	Our Stock Ownership Policy serves to ensure that our Directors and Executives subject to the Policy are committed to long-term performance and sustained stock price growth.

Our Chief Executive Officer and our Governance and Compensation Committee believe that the foregoing ensure that our compensation programs do not create incentives with respect to individual or collective behavior that are reasonably likely to have a material adverse effect upon either our risk profile or our overall approach to risk management.

Audit Committee

The members of our Audit Committee during 2011 were Alice M. Richter, Barbara L. Rambo, Peter Roy and Christiana Shi. Peter Roy, however, is not standing for re-election at the Annual Meeting. Each member of the Audit Committee is independent, as defined under the NASDAQ Stock Market rules and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board determined that Ms. Richter qualified as an audit committee financial expert, as defined by Securities and Exchange Commission rules. The Audit Committee held 12 meetings during fiscal year 2011.

Our Audit Committee is responsible for providing general oversight and monitoring the quality of the company’s accounting, financial reporting and internal control functions. In addition, our Audit Committee is responsible for reviewing the qualifications and the independence of our independent auditors and our internal auditor, reviewing the plan for and results of the auditing engagement, reviewing and approving the internal audit plan, monitoring the non-audit services provided to the company by our independent registered public accounting firm, and overseeing our compliance with legal and regulatory requirements. Our Chairman of the Board and Chief Executive Officer often attend our Audit Committee meetings to stay abreast of Committee activities and new accounting pronouncements that may affect the company.

Our Audit Committee operates pursuant to a written charter, which the Committee reviews periodically. This charter was reviewed and updated by our Audit Committee, and approved by our Board of Directors, in November 2011. Our Audit Committee also has approved a Whistleblower Policy and Procedures relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance, violation of company policies, violation of laws and other matters pertaining to fraud against stockholders and last reviewed this Policy in November 2011. This Policy provides for anonymous reporting procedures available for use by our associates and others through a hotline operated by a third party, and procedures through which any such reporting is forwarded to the Audit Committee, and prohibits any retaliation for any complaints reported in good faith. A copy of our Audit Committee Charter, our Whistleblower Policy and Procedures, our Audit Committee Complaint Process and our Director Complaint Communication Process are available on West Marine’s website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy of each of these policies can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

Pursuant to our Policy for Pre-Approval of Independent Auditor Audit and Non-Audit Services adopted by our Audit Committee, we may engage our independent registered public accounting firm to provide audit and permissible non-audit services that have been pre-approved by our Audit Committee. We will not engage our independent registered public accounting firm to perform any services for West Marine or any of its subsidiaries without the prior approval of our Audit Committee. In addition, our independent registered public accounting firm will not be engaged to provide any service if the provision of such service to West Marine or any of its subsidiaries would cause the Securities and Exchange Commission or the NASDAQ Stock Market to no longer consider our independent registered public accounting firm to be independent or if such engagement would otherwise cause West Marine or any of its subsidiaries to violate any other applicable laws, regulations or policies. Our Audit Committee has designated our Chief Financial Officer to monitor the performance of all services provided by our independent registered public accounting firm and to determine whether such services are in compliance with the Policy. Our Chief Financial Officer will report promptly to our Audit Committee Chair any non-compliance (or attempted non-compliance) with this Policy of which our Chief Financial Officer becomes aware.

Our Audit Committee pre-approves services and fees related to audit and permitted non-audit services, with monetary limits on each service, before the services are rendered. Ms. Richter has been delegated the authority, as necessary and appropriate between regularly scheduled Audit Committee meetings, to pre-approve additional services or increases in previously approved monetary limits for such services, provided that such services would not impair the independence of our independent registered public accounting firm, that fees relative to such services do not exceed $50,000 per project and that Ms. Richter report any such interim approvals to our Audit Committee at the next regularly scheduled meeting.

Principal Accounting Firm Fees

The following table summarizes the fees of Grant Thornton LLP, our independent registered public accounting firm, which were billed to us for our last two fiscal years.

(in thousands)	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$638	$602
Audit-Related Fees(1)	18	16
Tax Fees(2)	5	6
All Other Fees	-0-	-0-

(1)	Includes fees primarily related to statutory audits in fiscal years 2011 and 2010.
(2)	Includes fees for tax advice and tax return assistance in fiscal year 2011.

Our Audit Committee considered whether the provision of the services covered under the captions “Audit-Related Fees” and “Tax Fees” above is compatible with maintaining Grant Thornton LLP’s independence, and no services were rendered pursuant to the pre-approval exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Audit Committee Report

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the company’s system of internal control over financial reporting, the presentation and disclosure in the company’s financial statements, which will be provided to our stockholders and others, and the overall internal and external audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the NASDAQ listing rules. The Audit Committee Charter complies with the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

In connection with the financial statements for the fiscal year ended December 31, 2011, the Audit Committee: (i) reviewed and discussed with management and Grant Thornton LLP, our independent registered public accounting firm, the audited consolidated financial statements; (ii) discussed with Grant Thornton the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed such matters with Grant Thornton, including their independence and the compatibility of non-audit services with such independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in West Marine’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 7, 2012.

The Audit Committee has selected and approved the engagement of Grant Thornton LLP as West Marine’s independent auditors for fiscal year 2012.

March 27, 2012

Audit Committee
Alice M. Richter, Chair Barbara L. Rambo Peter Roy Christiana Shi

The Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that West Marine specifically incorporates such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

Governance and Compensation Committee

The members of our Governance and Compensation Committee during 2011 were Barbara L. Rambo, David McComas and Dennis F. Madsen. Each member of our Governance and Compensation Committee is independent, as defined under the NASDAQ Stock Market rules. Our Governance and Compensation Committee held five meetings during fiscal year 2011.

Among the functions performed by our Governance and Compensation Committee are: (i) overseeing on behalf of our Board, the compensation of our Executives and our Board; (ii) overseeing our Equity Incentive Plan; (iii) identifying and recommending Director nominees to the Board; and (iv) advising the Board on governance issues. Our Governance and Compensation Committee operates pursuant to a written charter which is subject to an annual review. A copy of this charter, which was updated by our Governance and Compensation Committee and approved by our Board in November 2011, is available on our website at http://www.westmarine.com under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

Stockholder Proposals.  Our Governance and Compensation Committee reviews and evaluates all stockholder proposals, including those relating to the nomination of Directors, and recommends to our full Board appropriate action on each such proposal. To date, no stockholder who is not also a Director, or any group of stockholders owning more than 5% of West Marine’s common stock for at least one year, have put forth any Director nominees or other stockholder proposals. All potential nominees, regardless of source, are reviewed under the same process.

Director Nominations.  Directors are elected each year by our stockholders at our Annual Meeting. Our Governance and Compensation Committee is responsible for the nomination of Director candidates, will identify individuals qualified to become Board members and will recommend candidates to fill new or vacant positions. In recommending such candidates, our Governance and Compensation Committee has developed certain guidelines to assist in developing a Board and committees that are comprised of experienced and seasoned advisors. These guidelines include, but are not limited to, judgment, skill, integrity, diversity, experience with businesses and other organizations of comparable size and industry sector, the interplay of the candidate’s experience with the experience of other Board members, retail and e-commerce strategic planning ability, financial literacy, boating experience, special talents or personal attributes, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Although our Committee does not have a formal diversity policy, it believes that diversity (including factors such as race, ethnicity, gender, age and professional experience) is an important factor in determining the composition of the Board.

Our Governance and Compensation Committee regularly assesses the appropriate size and mix of the Board and whether any vacancies on the Board are anticipated. Our bylaws permit our Board to change its size and to appoint Directors between annual stockholder meetings, but such appointed Directors, if re-nominated, must stand for re-election by our stockholders at the next annual meeting. Various potential candidates for Director may come to the attention of our Governance and Compensation Committee through current Board members, professional search firms, our associates, stockholders or other industry sources. In evaluating the candidate, our Governance and Compensation Committee will consider factors in addition to the candidate’s qualifications, including the current composition of our Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Candidates are evaluated at regular or special meetings of our Governance and Compensation Committee and may be considered at any time during the year. After completing this evaluation and interview, our Governance and Compensation Committee, after consultation with our Chairman, makes a recommendation to our full Board as to the persons who should be nominated by our Board, and our Board determines the nominees after considering such recommendation.

In light of Mr. Roy’s decision not to stand for re-election at the Annual Meeting, our Governance and Compensation Committee, using the criteria outlined above, reviewed the size and mix of Board and determined that its Committees remained appropriate. Therefore, upon the recommendation of our Governance and Compensation Committee, our Board voted to reduce its size to seven Directors, leaving no vacancies to be filled. Additionally, our Chief Executive Officer notified our Board of his intent to resign upon the successful recruitment and retention of a new Chief Executive Officer. At the time his successor is appointed, Mr. Eisenberg also will resign from our Board and his successor will be appointed. As a result, there will be no vacancy on the Board on the effective date of the Board’s acceptance of Mr. Eisenberg’s resignation.

There is one nominee for election to the Board this year, Christiana Shi, who has not previously been elected by stockholders at an annual meeting. Ms. Shi was recruited by our Governance and Compensation Committee and appointed by our Board effective September 15, 2011 based upon her experience and expertise in global retail expansion, store operations, and the direct/e-commerce business.

Executive Compensation.  Our Governance and Compensation Committee is responsible for oversight of our compensation plans for Executives and Directors to ensure that they are competitive and that they include incentives that are designed to appropriately drive our performance.

We believe that our pay-for-performance compensation program, which includes a combination of subjective determinations regarding individual compensation levels and objective measures of short-term performance and long-term results, rewards both individual and company performance, pays amounts appropriate to attract and retain key individuals necessary to grow our business, and aligns the interests of Executives with the interests of our stockholders. Our Governance and Compensation Committee evaluates our compensation program annually and makes changes as appropriate.

Role of Compensation Consultant.  Our Governance and Compensation Committee is authorized to retain any consultants the Committee believes are necessary or appropriate in making compensation decisions. Our Governance and Compensation Committee retained an independent compensation consultant, FW Cook, to assist in determining the appropriate level and mix of compensation for our 2011 Director and Executive compensation programs. Our Committee engaged FW Cook in 2012 to refresh its evaluation of our 2012 Executive compensation programs relative to those of our peer group.

Compensation Committee Interlocks and Insider Participation.  No member of our Governance and Compensation Committee in 2011 was, or has ever been, an officer or employee of the company, and no member of our Governance and Compensation Committee had any relationship requiring disclosure by the company under the rules of the Securities and Exchange Commission. None of the company’s Executives served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a Director of the company or member of our Governance and Compensation Committee during 2011.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section of our proxy statement (“CD&A”), we describe our Executive compensation philosophy and our program, as well as the compensation decisions we have made under our program. This CD&A focuses on the compensation of our Executives, including our Named Executive Officers.

For 2011, our Named Executive Officers were:

•	Geoffrey A. Eisenberg, our Chief Executive Officer and President;
•	Thomas R. Moran, our Chief Financial Officer and Senior Vice President — Finance;
•	Bruce Edwards, our Executive Vice President of Stores, Port Supply and Direct-to-Customer; and
•	Ronald Japinga, our Executive Vice President of Merchandising, Replenishment and Logistics.

This CD&A begins with an “Executive Summary” that provides the highlights of our business performance, our Executive compensation structure, and the relationship between the two. This section also summarizes key actions taken by our Governance and Compensation Committee in 2011 and those proposed for 2012.

It is important to read this CD&A in conjunction with the narrative descriptions and detailed tables beginning on page 32 of this proxy statement.

I. EXECUTIVE SUMMARY

Company Overview and Summary of 2011 Business Results

West Marine is the largest specialty retailer of boating supplies and accessories with 2011 net revenues of $643.4 million. Our business strategy is to offer a broad assortment of merchandise for the boat and for the boater that meets the needs of individual boaters and boating businesses, provide great customer experiences, and offer the convenience of multi-channel shopping through our retail stores, Port Supply (wholesale) division, and our Direct-to-Customer division, which includes our e-Commerce, call center and direct mail operations.

2011 Financial Performance:

•	Pre-tax income for the full year increased by 49% over the prior year;
•	Ten consecutive quarters of year-over-year growth in net revenues and comparable store sales;
•	Strong balance sheet and liquidity;
•	Debt free, with over $44 million in cash;
•	Approximately $87 million in available borrowings at year-end;
•	Continued strength in our stores, driven by our key strategies of adding larger store formats, targeted expansions of our merchandise assortments, and pursuit of more Port Supply wholesale business through our store locations; and
•	Continued growth in our Direct-to-Customer division (i.e., our domestic and international e-Commerce, direct mail and call center businesses).

The following table sets forth the key performance metrics in fiscal 2011 relative to performance in fiscal 2010.

Key Financial Performance Measures ($ in millions, except per share data)	2011	2010	% Change
Net sales	$643.4	$622.8	+3.3%
Gross profit	$185.0	$175.6	+5.3%
Pre-bonus, pre-tax profit	$25.1	$22.1	+13.6%
Pre-tax income	$21.2	$14.2	+49.0%
Net income	$29.7	$13.2	+124.3%
Net income per share (diluted):	$1.27	$0.57	+122.8%
Total assets	$335.7	$308.9	+8.7%

Our Executive compensation program supported the achievement of these improved financial results. As further described below, results exceeded our 2011 budgeted pre-tax profit goals. We continue to believe that our underlying Executive compensation program remains appropriate and effective in motivating and rewarding behaviors that create long-term stockholder value.

Say-On-Pay Stockholder Advisory Vote Results

At our 2011 Annual Meeting, we held our first stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as the say-on-pay vote. A significant majority of our stockholders approved the compensation of our Named Executive Officers, with 82.2% of shares present and eligible to be voted cast in favor of our say-on-pay resolution. The 82.2% includes broker non-votes and abstentions which count as a vote “against” the proposal as required under our bylaws. Excluding these broker non-votes and abstentions, our stockholder say-on-pay vote increased to 96.2%. Our Governance and Compensation Committee considered the results of this vote along with many other factors described below in making its executive compensation decisions for 2012, and given our stockholders’ support, our Committee did not implement any significant changes to our executive compensation program for 2012. Additionally, our Board of Directors decided to hold the say-on-pay vote annually, as preferred by 93.0% of the shares present and eligible to vote, until such time as the next say-on-pay frequency vote is required to be held.

Compensation Principles

Our Executive compensation program is designed to:

•	Maintain appropriate pay-for-performance alignment with long-term stockholder values;
•	Provide a competitive level of total compensation necessary to attract and retain talented and experienced Executives with relevant retail and boating experience who are enthusiastic about our mission and culture; and
•	Motivate and reward our Executives to contribute to our short and long-term success and drive total return to our stockholders.

To achieve these objectives, our Executive compensation program combines the following principles:

º	Pay-for-Performance. The fundamental principle underlying our compensation program is pay-for- performance; that is, supporting a performance-oriented environment that rewards achievement of our financial and non-financial goals by linking performance and pay, both fixed and variable compensation, setting performance goals and controlling equity-based plan costs. We accomplish this by utilizing “performance-based” pay, such as our annual incentive (cash bonus), avoiding guaranteed bonuses, limiting perquisites, evaluating peer group programs relative to our program, and eliminating employment agreements to ensure decisions are made each year with respect to retention and appropriate compensation levels.
º	Stockholder Alignment. We align the interest of our Executives at the senior vice president level and above with those of our stockholders by encouraging these Executives to have a meaningful personal financial stake in our company. We gain this alignment by maintaining a Stock Ownership Policy, having a significant portion of our Executives’ compensation stock-based and using compensation plan goals that are tied to key financial metrics.
º	Mitigating Risk. Our compensation program is designed to mitigate risks relating to our business by balancing short-term and long-term incentives, by using financial metrics, such as pre-tax profit and top-line sales growth, to ensure that the business grows in a balanced manner, and by maintaining a Stock Ownership Policy.

Key Features, Decisions and Actions Regarding Our Executive Compensation Program

As part of our Governance and Compensation Committee’s ongoing review of our Executive compensation program, and in response to developing governance trends, changes in the business and regulatory environment, and competitive compensation practices in businesses comparable to ours in size (both revenue and market value), in recent years we have implemented enhanced governance and compensation-related practices.

º	Pay for Performance:
•	We use annual incentive cash compensation at reasonable levels to reward short-term performance of our Executives while focusing their attention on initiatives and actions believed to be important for achievement of our longer-term strategic goals. Our 2011 short-term incentive plan for our Named Executive Officers provided for a cash bonus payment based on our achievement of two financial metrics: pre-bonus, pre-tax income and net sales, weighted 80% and 20%, respectively. Our Governance and Compensation Committee added these multiple financial metrics to drive overall sales growth and improved profitability. Our Committee, at management’s recommendation, also felt it appropriate to raise the bar for the bonus payout to our Named Executive Officers by setting higher thresholds at which a bonus would be paid, further linking compensation to continuous financial improvement goals. Accordingly, for 2011, performance would have to meet the increased budget over last year of $21.0 million in pre-bonus, pre-tax profit and $635.0 million in net sales to generate a bonus to our Executives. The bonus payout potential increased on a sliding scale to 100% for meeting stretch, or target, goals of $34.9 million in pre-bonus, pre-tax profit and $670.0 million in net sales. The maximum bonus payout potential was 140%. For all other associates, bonus was based on pre-bonus, pre-tax profit, with the same goals reflected above. For fiscal 2011, we exceeded our budget, realizing pre-bonus, pre-tax profit of $25.1 million and net sales of $643.4 million, and the resulting payout percentage was 45.2% for our Named Executive Officers and 45.7% for all other bonus-eligible associates.
•	We use non-incentive cash compensation (base annual salary) to provide adequate and stable compensation that may increase incrementally over time for all of our associates, including our Named Executive Officers. Given the uncertainty in the overall economy and in our industry, we froze Executive base salaries beginning in 2008 (except for a few Executives who received minor market adjustments) and continued that freeze through 2011. However, based on a peer review by management and FW Cook(1) (collectively, “Peer Group Benchmark Data”), and after consultation with our Chief Executive Officer, our Governance and Compensation Committee approved a modest increase in base salaries for our Named Executive Officers. For more information about salary increases for 2012, see “Compensation Discussion and Analysis — Elements of Compensation — Base Salary” below.
º	Long-Term Incentive Compensation:
•	We use stock-based awards to align Executives and stockholders’ financial interests and focus on long term growth. We structure overall compensation so that a significant portion of the Executives’ compensation is realized only when our stock price increases.
•	Based on an analysis of our Peer Group Benchmark Data by FW Cook, we changed the mix of our long-term incentive compensation for 2011 from 100% stock options to an approximate 50/50 mix of stock options and restricted stock units. The 2012 Peer Group Benchmark Data compiled by FW Cook recommended maintaining the same long-term incentive grants for our Executives in 2012. Our Committee believes that the foregoing creates a structure and pay mix that is consistent with best practices, provides grant values at competitive levels, assists in efforts to reduce our burn rate percentage to that of our peer group and helps to minimize stockholder dilution.
º	Equity Incentive Plan: Our Equity Incentive Plan was modified and approved by our stockholders at the 2011 Annual Meeting. Among other provisions our Plan:
•	Prohibits re-pricing of underwater stock options and SARs, including cash buyouts and voluntary surrender of underwater options, without prior stockholder approval;

(1)	FW Cook reviewed recent proxy statements filed by 16 peer companies (A.C. Moore Arts & Crafts, Inc.; Big 5 Sporting Goods Corp.; Cabela’s Incorporated; Cost Plus, Inc.; The Finish Line, Inc.; Fred’s, Inc.; Golfsmith International Holdings, Inc.; Haverty Furniture Companies, Inc.; Hibbett Sports, Inc.; Marine Max; The Pep Boys — Manny, Moe & Jack; Pier 1 Imports, Inc.; REI; Sports Chalet; Vitamin Shoppe; and Zumiez). FW Cook also reviewed the base salary, annual cash compensation and total cash compensation data from the annual Mercer LLC/National Retail Federation 2010 US Retail Compensation and Benefits Survey with respect to companies with revenues between $300 million and $700 million, which covered 117 retail companies of which 13 are in the Morningstar Industry Group — Specialty Retail index that we use as peer groups for the performance graph that appears in our annual report on Form 10-K for the fiscal year ended December 31, 2011(7-Eleven, Inc., Advance Auto Parts, Inc., Aeropostale, Inc., Anchor Blue Retail Group, Inc., Anna’s Linens Company, Ashland, Inc. — The Valvoline Company, Aurora Health Care, Autozone, Inc., Aveda Corporation, Barnes & Noble, Inc., Belk, Inc., Best Buy Company, Inc., Big Lots, Inc., Boy Scouts of America, Brookstone, Inc., Build-A-Bear Workshop, Burlington Coat Factory, CVS/Caremark, CarMax, Inc., Caribou Coffee Company, Carter’s Inc., Charming Charlie, Inc., Chevron Stations, Inc., Chico’s FAS, Inc., Chipotle Mexican Grill, Inc., Collective Brands, Inc., Cracker Barrel Old Country Store, Inc., Crate and Barrel, Crocs, Inc., Deckers Outdoor Corporation, dELIA’s, Inc., DFS, Disney Stores, Dollar General Corporation, Dots, LLC, DSW, Inc., Eastern Mountain Sports, Exxon Mobil Corporation, EZCORP, Inc., Farmer’s Home Furniture, FedEx Corporation, Follett Corporation, Foot Locker, Inc., Fossil, Inc., GameStop, Inc., General Nutrition Centers, Inc., Genesco, Inc., Giant Foods, H.E. Butt Grocery Company, Half Price Books, Inc., Hallmark Cards, Inc., Hanesbrands, Inc., Hannaford Bros. Co., Harley-Davidson, Inc., Harris Teeter, Inc., HDS Retail North America, Helzberg’s Diamond Shops, Inc., Hennes and Mauriz, LP, Hess Corporation, Hilti, Inc., Hot Topic, Inc., InMotion Entertainment, J.C. Penney Company, Inc., Jockey International Inc., Kohl’s Corporation, L.L. Bean, Inc., Limited Brands, Inc., Lindt & Sprungli (USA), Inc., Lowe’s Companies, Inc., Luxottica Group S.P.A. (ADR), Macy’s, Inc., Marathon Oil Company, McDonald’s Corporation, Navy Exchange Service Command, Nike, Inc., Nordstrom, Inc., Office Depot, OfficeMax Incorporated, Oxford Industries, Inc., Pamida Stores Operating Co., LLC, Papa John’s International, Inc., PETCO Animal Supplies, Inc., Phillips-Van Heusen Corporation, Pier 1 Import, Inc., QVC, Inc., Rack Room Shoes, Inc., Redcats USA, Reebok International, Inc., Rite Aid Corporation, Safilo USA, Inc., Saks, Incorporated, Sally Beauty Holdings, Inc., Savers, Inc., Sears Holdings Corporation, Shoe Carnival, Inc., Spartan Stores, Inc., Spencer Gifts, LLC, Staples, Inc., Starbucks Corporation, SuperValu Inc., The Coca-Cola Company, The Kroger Company, The Pantry, Inc., The Sports Authority, Inc., The Stop & Shop Supermarket Company, The TJX Companies, Inc., The Walt Disney Company, The Yankee Candle Company, Inc., Tractor Supply Company, Tween Brands, Inc., The University Book Store, Valero Energy Corporation, V. F. Corporation, Vanity, Inc., Walgreen Company, Warnaco, Inc., Whole Foods Market, Inc., and Zale Corporation

•	Prohibits tax gross ups for option exercises and/or restricted stock vesting;
•	Requires that equity awards be granted at 100% of the fair market value (i.e., without discount) on the grant date;
•	Prohibits liberal share counting (for example, the share pool is reduced by shares withheld on option exercise);
•	Establishes a “fungible share pool design” in which “full value” awards (e.g., restricted stock units) count as 2x the shares and stock options and SARs count as one share, against the total number of shares available to be issued under our Equity Incentive Plan;
•	Does not contain evergreen provisions; and
•	Does not contain a liberal change in control definition.
º	Our Equity Award Grant Policy and our Equity Incentive Plan each governs our policies and procedures for equity grants to our associates and non-employee Directors, and each:
•	Prohibits stock option backdating; and
•	Creates a fixed grant schedule, including off-cycle (e.g., due to promotions) equity grants being made only after our release of material non-public information.
º	We do not provide a defined benefit pension plan to our Executives.
º	We maintain a Stock Ownership Policy for Executives at the senior vice president level and above which:
•	Increased our Chief Executive Officer’s stock ownership level from 2x to 4x his annual base salary;
•	Includes a one-year holding period for any stock purchased through our Associates Stock Buying Plan (the “Stock Buying Plan”);
•	Includes a retention ratio for stock options, restricted stock unit awards and stock purchased under our Stock Buying Plan at the following levels until ownership threshold is met:
º	50% of the after-tax shares from exercised options and stock purchased under our Stock Buying Plan; and
º	75% of the after-tax shares from restricted stock units; and
•	Requires the stock ownership threshold levels for our Executives to be maintained for the term of their employment.
º	We also maintain a Stock Ownership Policy for our non-employee Directors which:
•	Increased each Director’s stock ownership level from 3x to 6x the Director’s annual cash retainer; and
•	Requires the stock ownership threshold level for our Directors to be maintained for so long as the non-employee Director serves on our Board.
º	Our Insider Trading Policy prohibits Executives from buying West Marine stock on margin, or hedging the economic risk of ownership of our stock.
º	We employ our Executives “at will.” We have no employment agreements, and our Governance and Compensation Committee has established a policy not to enter into employment agreements prospectively.
º	Our Governance and Compensation Committee, in conjunction with the full Board, annually reviews the performance of our Chief Executive Officer, and our Chief Executive Officer reviews the performance of the other Executives, with decisions on retention and appropriate compensation driven by level in the organization and individual performance.

º	We provide only a modest perquisite of paying Executive life insurance premiums, but otherwise our Executives participate in the same benefit programs at the same cost as other salaried associates.
º	We do not pay, or reimburse for, tax gross-ups.
º	We have no guaranteed bonuses.
º	We evaluate our peer group periodically to ensure that it includes not only those companies of comparable size and industry relevance, but also those that we believe have demonstrated best practices and positive financial returns to their investors.
º	The total compensation of our Chief Executive Officer (as measured by base salary, target bonus and equity-based incentives) is less than twice that of our next highest paid Executive.
º	We mitigate risk by utilizing caps on potential incentive payments, stock retention guidelines, multiple performance targets, and robust Board and management processes to identify risk. In 2011, our Governance and Compensation Committee reviewed our compensation design features, to determine if they encouraged excessive risk taking and determined that our compensation policies and practices are not reasonably likely to encourage inappropriate risk-taking.
º	We have a reasonable post-employment severance plan for our Executives at the vice-president level and above. These severance arrangements:
•	Do not include change-in-control provisions;
•	Are well under 3x the Executive’s base salary plus bonus;
•	Do not provide for automatic acceleration of vesting of equity awards upon termination; and
•	Do not provide for tax gross-ups.

II. OUR COMPENSATION PROGRAM PHILOSOPHY,
OBJECTIVES AND ADMINISTRATION

The main objective of our compensation philosophy is to provide our management team with a total compensation package that is competitive, equitable and encourages and rewards meeting pre-determined financial and operating goals and the long-term objectives of our company.

Annually, our Committee reviews our Executive compensation program using processes that include review of peer group and internal performance data, compensation practices and plans, management recommendations based on evaluations of individual and company performance, and recommendations from the compensation consultant retained by our Committee. As our Committee members make their compensation decisions, they are careful to ensure that compensation paid to our Executives is not excessive as compared with peers and does not encourage unreasonable risk-taking, that their decisions are transparent and easily understood by all stakeholders. After its review of all of these elements, our Committee approves compensation levels and policies, including Executives’ salaries, bonuses and equity awards.

We intend to continue our practice of compensating Executives through a program that emphasizes performance-based compensation in order to align management performance and stockholder interests. Our Governance and Compensation Committee reviewed each component of Executive compensation for 2011, including salaries, annual incentive awards, value of outstanding equity awards (vested and unvested), value of deferred compensation, perquisites and other benefits, and believes that the compensation was reasonable in its totality. Our Committee will continue to review total Executive compensation at least annually.

Our Governance and Compensation Committee has reviewed the potential effects of the various components of our compensation and benefits programs upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. Following a review of various components of our compensation and benefits programs, our Committee determined that the programs do not create incentives for inappropriate risk-taking by any of our associates, including Executives. For more information about our Governance and Compensation Committee’s management of risks arising from our compensation policies and programs, see “Risk Management” above.

III. ROLES AND RESPONSIBILITIES

In March 2012, our Chief Executive Officer met with our other Board members to review the performance of Executives at the vice-president level and above for the prior year. Our Board, without the Chief Executive Officer being present, also met to review the Chief Executive Officer’s performance and to discuss his compensation package.

Our Governance and Compensation Committee does not have a formal policy or formula for allocating our Executives’ total compensation between cash and non-cash compensation or between short-term and long-term compensation. Instead, when establishing a compensation package for our Named Executive Officers, our Committee follows a flexible approach, evaluating each element of compensation separately and then assessing the total against the comparative Peer Group Benchmark Data to ensure that total compensation is within the norms of the retail industry and for companies of the same relative size. Our Committee also will evaluate other factors particular to a given Named Executive Officer’s situation, including an evaluation of the Named Executive Officer’s abilities and historic and anticipated future contributions, management’s experience with recruiting and retaining such Named Executive Officer in a given role, relative to both the company’s industry in general and its geographic location in particular, competitive survey data, internal equity considerations and other factors our Committee deems relevant at the time.

In reviewing the Executives’ compensation for 2011, our Governance and Compensation Committee considered:

•	Each Executive’s then current total compensation; and
•	The Peer Group Benchmark Data compiled or reviewed by FW Cook regarding each element of total compensation, which provided a point of reference for our Committee to compare and contrast the recommended salary ranges and bonus percentage for our Executives to those of the peer group, and created an overall framework for Committee decisions regarding total compensation and long-term incentive compensation; and
•	Suggestions from our Chief Executive Officer and Vice President of Human Resources as to proposed Executive pay ranges, which included base salary and annual cash and long-term incentive compensation levels for Executives, and was based on the compiled Peer Group Benchmark Data.

IV. ELEMENTS OF COMPENSATION

Our Executives’ compensation consists of the following components:

•	Base salary;
•	Annual cash incentive compensation;
•	Long-term equity incentive awards; and
•	A modest perquisite in the form of paying nominal Executive life insurance premiums without tax gross-ups.

Base Salary

Base salary is designed to provide meaningful, but appropriate, levels of compensation to our Executives. Our Committee carefully reviews the salaries of executives at peer companies to ensure that our Executives’ salaries are consistent and competitive, considering factors such as the Executive’s job scope and responsibilities, the competitive rates for similar positions as indicated by the Peer Group Benchmark Data, and the recommendations by our Chief Executive Officer and Vice President of Human Resources for each Executive’s salary range. The Committee approves the salaries of our Named Executive Officers, but delegates authority to our Chief Executive Officer to set other Executive salaries within the approved range. In approving the range, our Committee also considers whether the particular Executive is expected to make a significant contribution in the Executive’s position such that we would suffer a critical loss if the Executive left the company.

Merit increases are considered annually for all associates based on achievement of individual objectives (including personal, operational and financial performance targets specific to the responsibilities of each associate), as well as achievement of total company performance, using metrics such as sales and market growth, operating margins and cost containment. After the close of each fiscal year, individual performance is measured against these goals in evaluating increases to salary levels. For more information about salary increases for 2012, see “Compensation Discussion and Analysis — Executive Summary — Key Features, Decisions and Actions Regarding Our Executive Compensation Program” above.

Chief Executive Officer:   Geoffrey A. Eisenberg was appointed as our Chief Executive Officer in December 2007, and his employment agreement expired in December 2010. Upon his appointment, Mr. Eisenberg recommended that his base salary be set at a modest level to reflect his basic philosophy that chief executive officers’ compensation should be more heavily weighted to long-term equity, so as to provide an incentive to drive company financial performance and to moderate the differential between his base salary and the base salaries of the next highest paid Named Executive Officers. Mr. Eisenberg’s base salary remained at $499,000 from being appointed Chief Executive Officer through 2011. In light of Mr. Eisenberg’s decision to resign once a successor Chief Executive Officer is determined and appointed by our Board, Mr. Eisenberg’s base salary for 2012 (up through the effective date of his resignation) will remain at $499,000. However, following such effective date, Mr. Eisenberg will be engaged as a consultant to our company for a period of 18 months to assist in the transition of his leadership role. For further information about the payments and benefits to be paid to Mr. Eisenberg during this transition period, see “Other Post Employment Benefits” below.

Chief Financial Officer:  Thomas R. Moran joined us as our Chief Financial Officer in January 2007. Mr. Moran’s base salary was $325,000 from March 2008 through 2011. The Committee approved a base salary of $333,000 for 2012.

Other Named Executive Officers:  Bruce Edwards, our Executive Vice President of our Stores, Port Supply and Direct-to-Customer divisions, and Ronald Japinga, our Executive Vice President of Merchandising, Replenishment and Logistics departments, each received an increase to their base salaries in May 2007. Mr. Edwards’ and Mr. Japinga’s base salaries remained the same from May 2007 through 2011 at $360,000 and $350,000, respectively. For 2012, the Committee approved base salaries of $358,750 for Mr. Japinga and $375,000 for Mr. Edwards. Mr. Edwards’ increase also reflects his new responsibilities in managing our Direct-to-Customer division.

Annual Cash Incentive Compensation (Bonus)

Our Governance and Compensation Committee does not use individual objectives in approving cash incentives (i.e., bonuses) for our Executives. Rather, as noted above, since a key objective of our compensation programs is to enhance stockholder value, our Governance and Compensation Committee establishes incentive compensation to reward company-wide performance by linking cash bonus awards to specific company financial performance targets. In this way, our annual bonus program reinforces this pay-for-performance principle by aligning bonuses with broad-based financial performance. More specifically, 100% of the annual bonus compensation, if any, payable to our Executives depends on reaching pre-established company-wide financial objectives. Prior to the beginning of each year, our Executives propose key financial thresholds for the year that are believed to be challenging, but attainable, targets, and these targets are then evaluated and approved by our Governance and Compensation Committee.

Under our annual bonus program, each Executive is given a target bonus equal to a fixed percentage of base salary. The target percentage ranges from 25% to 100% of base salary, with the percentage increasing based on job responsibility. The targets generally are reviewed annually by the Committee, and like base salaries, are based on job scope and responsibilities, and position within the company.

In 2011, weight was given to the bonus percentages of peer companies, with the combination of base salaries and target bonuses compared to peer companies using the Peer Group Benchmark Data. The target bonus for each Named Executive Officer was as follows:

Named Executive Officer	Target Bonus (as % of base salary)
Geoffrey A. Eisenberg	100%
Thomas R. Moran	50%
Bruce Edwards	50%
Ronald Japinga	50%

For 2011, our Governance and Compensation Committee specified financial metric targets for pre-bonus, pre-tax profit (calculated as income before taxes adjusted to exclude expenses related to gain (loss) from foreign currency translation adjustments and bonus potential for all bonus-eligible store, support and distribution center associates) and net sales, weighted 80% and 20%, respectively, for our Named Executive Officers. The maximum aggregate bonus potential for our associates, including Executives, was 140% of the target bonus. Our Governance and Compensation Committee felt that bonuses for 2011 would play an important role in achieving a balance among rewarding talented individuals for achieving agreed-upon results, retaining our management team in anticipation of the company’s long-term growth prospects, and stressing pay-for-performance to protect stockholder value. Additionally, when setting the 2011 bonus plan, our Committee believed that motivating associates to achieve company-wide goals (financial or otherwise), encouraging loyalty, and recruiting and retaining talented individuals were essential to our long-term success and viewed this structure as promoting teamwork, focusing efforts from all business channels on our performance, and providing an incentive to meet and exceed individual business channel objectives. For more information on our 2011 annual incentive plan, see “Compensation Discussion and Analysis — Executive Summary — Key Features, Decisions and Actions Regarding Our Executive Compensation Program” above.

The following table sets forth the range of payouts for our Named Executive Officers expressed as a percentage of achievement depending on the actual pre-bonus, pre-tax profit realized for fiscal 2011. For our Named Executive Officers, the maximum bonus payout tied to pre-tax profit capped at 112% (based on a weighting of 80%). For all other associates, bonus payout was based solely on pre-bonus, pre-tax profit without the net sales component and was capped at 140%:

Pre-Bonus, Pre-Tax Profit(1)	Bonus Payout
($ in Millions)	(as % of target bonus weighted at 80%)
Less than 21.0	0%
21.0	18.8%
22.6	25.6%
24.1	32.4%
25.7	39.2%
27.2	46.0%
28.7	52.8%
30.3	59.6%
31.8	66.4%
33.4	73.2%
34.9	80.0%
38.5	96.0%
42.0 or more	112%

(1)	Pre-bonus, pre-tax profit is defined as income before taxes adjusted to exclude expenses related to gain from foreign currency conversion and bonus accruals for all bonus-eligible stores, support center and distribution center associates.

For our Named Executive Officers, in addition to pre-bonus, pre-tax profit, an additional financial metric, net sales, weighted at 20%, was factored into the bonus calculation. The following table sets forth the range of payouts expressed as a percentage of achievement depending on the actual net sales realized for fiscal 2011 (with the overall bonus payout capped at 140%):

Net Sales	Bonus Payout
($ in Millions)	(as % of target bonus weighted at 20%)
Less than 635	0%
635	4.7%
639	6.4%
643	8.1%
647	9.8%
651	11.5%
655	13.2%
659	14.9%
664	16.6%
667	18.3%
670 or more	20% – 28%(1)

(1)	Varies based on corresponding pre-bonus, pre-tax profit level.

Our performance for 2011 exceeded our budget, however, we did not meet our stretch goals. We realized pre bonus, pre-tax profit of $25.1 million and net sales of $643.4 million. As a result, our Named Executive Officers received an aggregate of 45.2% of their eligible bonus payout, with other bonus-eligible associates receiving an aggregate of 45.7% of their eligible bonus amount, determined in the manner described above.

Long-Term Equity Incentive Compensation

Our Governance and Compensation Committee views long-term equity-based compensation as a critical component of the overall Executive compensation program. The principal objectives for long-term equity-based compensation are to:

•	Strengthen the link among our financial performance, stockholder value and long-term incentive compensation;
•	Promote increased equity ownership by our Executives;
•	Encourage Executive retention through use of multiple-year vesting periods; and
•	Provide competitive levels of total compensation to our Executives.

In furtherance of these goals, our stockholder-approved Equity Incentive Plan permits a variety of equity awards, and historically we have provided our Executives long-term equity incentive compensation through awards of stock options. A stock option permits the Executive to buy our common stock at a specific price during a specific period of time. If the price of our common stock rises, the options increase in value. In 2011 and again for 2012, our Committee granted equity awards at an approximate 50/50 mix of stock options and restricted stock units, believing that this creates a structure and pay mix that is consistent with best practices, provides grant values at competitive levels, assists in efforts to reduce our burn rate percentage to that of our peer group and helps to minimize stockholder dilution.

Our Executives and other management-level associates generally receive equity awards once each year (typically the first business day in June), and the number of shares awarded is determined by job grade. All equity awards to our Named Executive Officers are approved by our Governance and Compensation Committee. For other associates (including certain management-level associates), the Committee approves equity awards available to be granted based on the associate’s job grade, and a committee comprised of our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources is then authorized to determine the number of equity awards granted to these associates up to the number of awards pre-approved by the Governance and Compensation Committee by job grade. Under the terms of our Equity Incentive Plan and our Equity Award Grant Policy, our Committee sets the exercise price of each stock option it awards at the average of the high and low price on the grant date. Regular, annual equity awards are granted effective as of the first business day of June, awards to newly-hired associates are granted effective as of the 10th business day of the calendar month following the associate’s date of hire, and off-cycle grants (i.e., due to promotion) are granted effective as of the third business day following the release of quarterly earnings which occurs immediately after the date of the promotion. The policy for granting equity awards has been designed, in part, to avoid questions of whether the timing of the grants is affected by material non-public information.

From time to time our Governance and Compensation Committee retains a consultant to advise them on whether our long-term equity compensation practices are consistent with market trends. For 2011, our Committee engaged FW Cook, and based on the Peer Group Benchmark Data, FW Cook found our equity incentive programs to be competitive. Our Governance and Compensation Committee approved the following awards:

Chief Executive Officer:  Mr. Eisenberg received an award of 25,000 stock options and 12,500 restricted stock units on June 1, 2011. Because he will be retiring, Mr. Eisenberg will not receive any equity awards in 2012.

Chief Financial Officer:  Mr. Moran received an award of 16,500 stock options and 8,250 restricted stock units on June 1, 2011.

Other Named Executive Officers:  Messrs. Edwards and Japinga each received an award of stock options and restricted stock units on June 1, 2011 for 16,500 shares and 8,250 units, respectively.

In line with peer group practices, stock options and restricted stock units awarded to our Executives in 2011 (and those to be awarded in 2012) vest over a three-year period, commencing on the one-year anniversary of the grant date, at a rate of 33%, 33% and 34%, respectively. Stock options have a term of seven years.

Our Committee will continue to review best practices of our peer group companies and to consider recommendations for performance-based awards for future equity grants.

V. STOCK OWNERSHIP POLICY

To better link the interests of management and stockholders, our Governance and Compensation Committee has determined that our Executives at the senior vice president level and above should acquire and maintain during the term of their employment a significant amount of our equity to ensure that their interests are aligned with those of our stockholders. Our Committee also has acknowledged that the acquisition of our equity should not represent a significant financial burden on these associates.

Stock ownership requirements approved by our Governance and Compensation Committee include the following:

•	Chief Executive Officer: Stock value of 4x his base salary;
•	Executive Vice Presidents (i.e., Messrs. Edwards and Japinga): Stock value of 1.5x their respective base salaries;
•	Chief Financial Officer (i.e., Mr. Moran) and other senior vice presidents: Stock value of 1x their respective base salaries; and
•	Non-employee Directors: Stock value of 6x their annual cash retainer.

Once a year, the Governance and Compensation Committee reviews ownership levels of our Directors and Executives covered by these ownership requirements. To ensure that progress is made toward ownership goals and that ownership thresholds are maintained once met, our Committee required the following provisions in our Stock Ownership Policy:

•	A one-year holding period for any stock purchased through our Stock Buying Plan;
•	Retention ratios until the requisite ownership threshold is met:
º	50% of the after-tax shares from exercised options and stock purchased under our Stock Buying Plan; and
º	75% of the after-tax shares from restricted stock units, must be retained by our Executives subject to the Stock Ownership Policy until their ownership threshold is met; and

•	A requirement that the stock ownership thresholds, once met, for our Executives must be maintained for the term of their employment and for Directors for so long as they serve on our Board.

VI. LIMITED PERQUISITES AND PERSONAL BENEFITS

We provide our Executives with certain perquisites and other personal benefits that our Governance and Compensation Committee believes are reasonable and consistent with our overall executive compensation program and philosophy. These benefits are provided in order to enable us to attract and retain these Executives. The perquisites and benefits provided to our Executives are reviewed by the Committee at least annually to determine if they are still reasonable and appropriate in light of all facts and circumstances, including the competitive environment.

We do not provide perquisites for former and/or retired Executives, such as lifetime benefits or car allowances.

In order to help protect an Executive’s family in the event of death, we provide our Executives with additional term life insurance (over the amount generally provided to other management-level associates) ranging from $500,000 for assistant vice presidents to $1,500,000 for our Chief Executive Officer. In 2011, our Governance and Compensation Committee eliminated the gross-up payment for the taxes on the income recognized as a result of the additional life insurance we provide, and we do not provide any other tax gross-ups.

Additionally, historically, on a case-by-case basis, we have paid sign-on bonuses to recruit certain Executives to our organization and have assisted certain Executives with relocations, including temporary housing allowances, transportation allowances and cost of living assistance for home purchases in the Monterey Bay area. These benefits generally are individually negotiated. In 2011, we did not pay any sign-on bonus or relocation costs to any Executives.

Our Executives also participate in other employee benefit plans available on a nondiscriminatory basis to other associates, including merchandise discounts, use of company-owned equipment (such as use of the company-leased sailboat, kayaks and other equipment), the ability to exchange for cash up to 40 hours of accrued paid time off per year, participation in our Stock Buying Plan and group health, life and disability coverage. In addition to their paid time off, all store general managers, Port Supply market team managers, and support center and distribution center associates at a director-level and above, including Executives, who reach 10 years or more of service may elect to take a paid sabbatical equal to six weeks for most such associates and eight weeks for Executives. This sabbatical plan was created by our founder and Chairman of the Board, Randy Repass, to reward associates for their performance, subject to their managers’ approval, and to provide these associates with the opportunity to pursue business-related educational programs or other activities affording them fresh insights and/or perspectives about improving company operations, and/or allowing them to pursue community service or non-academic goals. Management believes that this sabbatical program provides significant value to our stockholders by allowing our associates to avoid job burn out, and return to work with a refreshed and renewed outlook on improving their individual and overall company performance. Unused sabbaticals may not be exchanged for cash.

All associates, including our Executives, are permitted to participate in our 401(k) savings plan and may contribute, on a pre-tax basis, up to 5% of annual salary (up to a salary cap of $245,000 for 2011), for which we provide a 33% matching contribution. The maximum amount we would match for any participant in the plan for 2011 was $4,043 (i.e., $245,000 × 5% = 12,250 × 33% = $4,043).

Historically, our Executives and certain other management-level associates were offered participation in our deferred compensation plan, which permitted the participants to defer the receipt of income to a future date (e.g., retirement). While we had the discretion to make matching and other contributions to the deferred compensation plan on behalf of participants, we did not make any. In January 2011, based on the recommendation of the company’s benefits advisory board, our Governance and Compensation Committee elected to freeze plan participation and future contributions for 2011 forward.

We do not provide any other type of retirement benefits to our Executives (i.e., there are no supplemental executive retirement plans).

VII. SEVERANCE AGREEMENTS AND ELIMINATION
OF CHANGE-IN-CONTROL AGREEMENTS

In addition to the compensation elements described above, we also provide our Executives at the vice president level and above with severance arrangements, which are described in more detail under the subheading “Other Post-Employment Payments” below. Severance packages are a common characteristic of compensation for key employees in the retail industry. They are intended to provide covered Executives with a sense of security in making the commitment to dedicate their professional career to our success. Due to our size relative to other public companies, we believe that severance benefits are necessary to help us attract and retain necessary skilled and qualified Executives to continue to grow our business.

For more information about severance arrangements for our Named Executive Officers and other Executives at the vice-president level and above, see “Other Post-Employment Payments” below.

VIII. TAX DEDUCTIBILITY

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to our Named Executive Officers unless certain requirements are met. Since stock option awards generally are designed to meet the requirements for deductibility under Section 162(m), Mr. Eisenberg is the only Named Executive Officer whose annual taxable compensation reasonably might not be fully deductible, and the non-deductible amount would be only a portion of his annual bonus payment. Given the relatively small amount of any potential loss of tax deduction, the company has not sought stockholder approval of the specific performance goals or otherwise taken all of the steps necessary to preserve the company’s tax deduction for Mr. Eisenberg’s bonus.

Governance and Compensation Committee Report on Executive Compensation

The Governance and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with West Marine’s management, and based on the review and discussions, the Governance and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

March 27, 2012	Governance and Compensation Committee
Barbara L. Rambo, Chair David McComas Dennis F. Madsen

The Governance and Compensation Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

Named Executive Officers

Certain information regarding our Named Executive Officers who are not Directors is set forth below.

Thomas R. Moran, 51, was hired as our Chief Financial Officer, Senior Vice President and Assistant Secretary, effective January 8, 2007. Previously, he served as the Chief Financial Officer of the Wearguard-Crest Division of ARAMARK Corporation, ARAMARK’s work apparel and uniform division, from June 2004 until January 2007. Prior to joining ARAMARK, Mr. Moran was a Director of Finance of Limited Brands, Inc. from 2000 to 2004 and was the Director of Planning for CarMax Auto Superstores from 1995 to 2000. Mr. Moran and his wife enjoy California’s year-round boating season and exploring the sights of the Monterey Bay area.

Bruce Edwards, 49, is our Executive Vice President of Stores, Port Supply and Direct-to-Customer divisions, responsible for the sales and operations of our 315 stores, wholesale division and Direct-to-Customer division (i.e., retail eCommerce website operations, direct mail, catalogs and virtual call center operations). Mr. Edwards joined West Marine in December 1986, and prior to his promotion in June 2007, he has held the positions of Executive Vice President of Stores and Port Supply, Senior Vice President of Stores, Vice President of Retail Operations, Regional Vice President, Director of Store Operations and District Manager for West Marine. Mr. Edwards has been actively involved in the marine industry for more than 20 years, and has been a life long boater, racing sailboats competitively for over 30 years.

Ronald Japinga, 49, is our Executive Vice President of Merchandising, Replenishment and Logistics. Prior to his promotion in June 2007, he had served as our Senior Vice President of Merchandising since February 2006. Previously, Mr. Japinga served as Vice President/Divisional Merchandise Manager of Kohl’s Department Stores from 2001 until he joined West Marine in 2006. Prior to joining Kohl’s, he held several positions with Duty Free Shops Group Limited from 1997 to 2001, including Vice President/Divisional Merchandise Manager/Director of Stores, Vice President/General Merchandise Manager/Visual and Divisional Merchandise Manager. Prior to that, Mr. Japinga served as President of a start-up specialty apparel store, Wish Superstore, from 1996 to 1997, served as Vice President/Divisional Merchandise Manager for Federated Department Stores from 1991 to 1996 and was a Buyer for Macy’s Department Stores prior to 1991. Mr. Japinga has been an avid boater since his youth and enjoys taking his powerboat out on the weekends with his wife and children for fishing, waterskiing and basic pleasure boating.

Summary Compensation Table

The following table sets forth certain information for fiscal years 2011, 2010 and 2009 concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(2)(3)	Bonus ($)(4)	Restricted Stock Units ($)(5)	Option Awards ($)(6)	All Other Compensation ($)(7)	Total ($)
Geoffrey A. Eisenberg(1) Chief Executive Officer	2011 2010 2009	499,000 499,000 499,000	227,970 529,303 598,600	129,500 — —	106,843 207,680 93,933	7,324 16,285 16,153	970,637 1,252,268 1,207,686
Thomas R. Moran Chief Financial Officer	2011 2010 2009	325,000 325,000 325,000	74,239 172,368 227,500	85,470 — —	70,517 137,069 61,996	4,094 7,423 13,817	559,320 641,860 628,313
Bruce Edwards Executive Vice President of Stores, Port Supply and Direct-to-Customer	2011 2010 2009	360,000 360,000 360,000	82,234 190,931 252,000	85,470 — —	70,517 137,069 61,996	4,094 12,441 11,165	602,315 700,441 685,161
Ronald Japinga Executive Vice President of Merchandising, Replenishment and Logistics	2011 2010 2009	350,000 350,000 350,000	79,949 185,627 245,000	85,470 — —	70,517 137,061 61,996	4,094 12,592 12,144	590,030 685,288 669,140

(1)	Mr. Eisenberg will resign as Chief Executive Officer and President, effective as of a date to be selected by our Board in its sole discretion, but in no event later than the date a successor Chief Executive Officer is appointed. Thereafter, Mr. Eisenberg will be engaged as a consultant to the company for a period of 18 months. For more information regarding the payments and other benefits to be paid to Mr. Eisenberg for such consulting services, see “Other Post-Employment Payment” below.
(2)	Base salary typically is paid on a 26-pay period cycle.
(3)	Includes any employee contributions to our 401(k) and non-qualified deferred compensation plans.
(4)	Amounts for 2011 represent a performance bonus earned for fiscal year 2011, paid in 2012. Amounts for 2010 represent a performance bonus earned for fiscal year 2010, paid in 2011. Amounts for 2009 represent a performance bonus earned for fiscal year 2009 paid in 2010. Mr. Eisenberg contributed $100,000 of his 2009 bonus to a new fund that assisted associates in financial distress.
(5)	This column shows the aggregate grant date fair value of restricted stock units granted in 2011. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the Named Executive Officers. For a description of the methodology and assumptions used to determine the amounts recognized in 2011, see Note 2 to our consolidated financial statements set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Financial Statements”).
(6)	This column shows the aggregate grant date fair value of stock options granted in each year presented. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the Named Executive Officers. For a description of the methodology and assumptions used to determine the amounts recognized in 2011, see Note 2 to our 2011 Financial Statements.
(7)	The amounts reported as All Other Compensation for 2011 consist of the following:

	401(k) Plan Matching	Life Insurance Premiums	Payout of Accrued Paid-Time-Off
Geoffrey A. Eisenberg	$3,878	$3,446	$0
Thomas R. Moran	3,878	216	0
Bruce Edwards	3,878	216	0
Ronald Japinga	3,878	216	0

Mr. Eisenberg’s base annual salary will remain at $499,000 until the effective date of the Board’s acceptance of his resignation as our Chief Executive Officer and a Director. As Mr. Eisenberg is voluntarily resigning, he will not receive any benefits under the West Marine, Inc. Executive Officer Severance Plan effective as of March 16, 2011. Instead, he will receive compensation and other benefits for his 18 month consulting services to be provided following the effective date of his resignation, as further described in the section entitled “Other Post-Employment Payments” below.

Messrs. Moran, Japinga and Edwards each have a termination agreement described below. For more information about these severance benefits, see “Compensation Discussion and Analysis — Severance Agreements and Elimination of Change-in-Control Agreements” above and “Other Post-Employment Payments” below.

Grants of Plan-Based Awards in 2011

The company provides long-term incentives to our Named Executive Officers through awards under our Equity Incentive Plan. The Equity Incentive Plan provides for various forms of equity-based incentive compensation with respect to our common stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, restricted stock units and performance units and awards consisting of combinations of such incentives.

The following table sets forth information regarding stock options and restricted stock units granted under our Equity Incentive Plan to our Named Executive Officers during fiscal year 2011.

Name	Grant Date	Date Approved(1)	Awards of Stock Options Under Equity Incentive Plan (#Sh)		Awards of Restricted Stock Units Under Equity Incentive Plan (#Sh)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Geoffrey A. Eisenberg	June 1, 2011	March 16, 2011	25,000	(3)	12,500	(4)	10.36	236,343
Thomas R. Moran	June 1, 2011	March 16, 2011	16,500		8,250		10.36	155,987
Bruce Edwards	June 1, 2011	March 16, 2011	16,500		8,250		10.36	155,987
Ronald Japinga	June 1, 2011	March 16, 2011	16,500		8,250		10.36	155,987

(1)	Our Governance and Compensation Committee met and approved the awards on March 16, 2011, but these awards were made effective as of June 1, 2011 in accordance with the terms of our Equity Incentive Plan and Equity Award Grant Policy, with an exercise price determined as of the effective date.
(2)	Represents the grant date fair value of the stock option grant and restricted stock unit award. For a description of the methodology and assumptions used to determine the grant date fair market value, see Note 2 to the 2011 Financial Statements.
(3)	As of the effective date of Mr. Eisenberg’s resignation, the company will amend this stock option award to fully vest his rights to such stock options, make such options exercisable as of the dates they otherwise would have become vested (if he had continued to be employed by the company), and allow him to exercise such options (in accordance with their terms) at any time prior to their expiration date.
(4)	As of the effective date of Mr. Eisenberg’s resignation, the company will amend this restricted stock unit award to fully vest his rights to such restricted stock units, and make them payable to him as of the dates they otherwise would have become vested (if he had continued to be employed by the company).

Except as otherwise noted above for Mr. Eisenberg, all stock options and restricted stock units granted in fiscal year 2011 vest in three equal installments of 33%, 33% and 34%, respectively, of the total award, vesting on each anniversary of the grant date. The stock options are exercisable for a period of seven years from the date of grant, subject to earlier termination as described below. Under his now-expired employment agreement, Mr. Eisenberg’s stock options granted prior to December 2010 are fully-vested.

Under their respective termination agreements, upon an adverse job change, in case of Mr. Edwards, or termination without cause, in case of Mr. Japinga, each have the right for a period of 15 months to continue to exercise any stock options which were vested on the date of the job change or termination, as the case may be. Under his agreement, Mr. Moran has a right for a period of 90 days following termination to exercise any stock options which were vested on that date. See “Other Post-Employment Payments.”

West Marine made no material modifications to any outstanding equity-based awards during the last fiscal year (e.g., repricing, extension of exercise periods, change of vesting or forfeiture conditions, or change or elimination of applicable performance criteria).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options and restricted stock units held by the Named Executive Officers and outstanding as of December 31, 2011.

	Option Awards				Restricted Stock Units
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested (#)	Market Value of Restricted Stock Units That Have Not Vested ($)
Geoffrey A. Eisenberg(1)	50,000 50,000 400,000 3,000 3,000 2,000 2,000 2,000	25,000(2)	10.3600 10.9700 5.7950 6.4600 13.5900 17.2650 26.2800 16.7466 22.0000	June 1, 2018 June 1, 2015 June 1, 2014 January 15, 2013(4) May 10, 2012 May 11, 2015 May 12, 2014 May 7, 2013 May 3, 2012	12,500(7)	145,375
Thomas R. Moran	10,890 25,000 50,000	16,500(2) 22,110(3) 11,220(3)	10.3600 10.9700 5.7950 14.8800 16.8750	June 1, 2018 June 1, 2015 June 1, 2014 June 1, 2012 March 8, 2012	8,250(7)	95,948
Bruce Edwards	10,890 21,780 40,861 40,000 32,000 19,000 19,000 15,600	16,500(2) 22,110(3) 11,220(3)	10.3600 10.9700 5.7950 4.5000 14.8800 16.5800 29.7000 16.1100 17.3030	June 1, 2018 June 1, 2015 June 1, 2014(5) June 2, 2013(6) June 1, 2012 June 1, 2012 February 27, 2014 March 28, 2013 February 12, 2012	8,250(7)	95,948
Ronald Japinga	10,890 21,780 55,366 40,000 50,000	16,500(2) 22,110(3) 11,220(3)	10.3600 10.9700 5.7950 4.5000 14.8800 15.1150	June 1, 2018 June 1, 2015 June 1, 2014 June 2, 2013 June 1, 2012 March 31, 2013	8,250(7)	95,948

(1)	Includes stock options that were awarded to Mr. Eisenberg for his prior service as a non-employee Director.
(2)	As of the effective date of Mr. Eisenberg’s resignation, the company will amend this stock option award to fully vest his rights to such stock options, make such options exercisable as of the dates they otherwise would have become vested (if he had continued to be employed by the company, i.e, in three installments of 33%, 33% and 34% on each anniversary of the grant date), and allow him to exercise such options (in accordance with their terms) at any time for a period of seven years from the date of grant.
(3)	These stock options vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, subject to earlier termination. See “Other Post-Employment Payments” for a description of earlier termination events.
(4)	Mr. Eisenberg exercised 100,000 stock options and sold all underlying shares in March 2012.

(5)	Mr. Edwards exercised 4,125 stock options and sold 3,543 underlying shares in March 2012.
(6)	Mr. Edwards exercised 4,125 stock options and sold 3,384 underlying shares in March 2012.
(7)	As of the effective date of Mr. Eisenberg’s resignation, the company will amend this restricted stock unit award to fully vest his rights to such restricted stock units, and make them payable to him as of the dates they otherwise would have become vested (if he had continued to be employed by the company, i.e in three installments of 33%, 33% and 34% on each anniversary of the grant date).

Option Exercises

The following table sets forth information related to the exercise of stock options during fiscal year 2011.

	Stock Options
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Geoffrey A. Eisenberg(1)	2,000	9,430
Thomas R. Moran(2)	80,141	362,084
Bruce Edwards(3)	17,500	95,388
Ronald Japinga(4)	2,995	17,491

(1)	Mr. Eisenberg exercised 2,000 stock options on May 2, 2011 all of which had an exercise price of $6.080 per share. Mr. Eisenberg sold all 2,000 shares at an average price of $10.795 per share immediately subsequent to exercise.
(2)	Mr. Moran exercised 1,075 stock options on October 31, 2011 with an exercise price of $4.50 per share, which he sold 706 shares at an average price of $9.355 per share immediately subsequent to exercise and held the remaining 369 shares. In addition, Mr. Moran exercised 44,250 stock options on November 14, 2011 with an exercise price of $4.50 per share, which he sold 28,805 shares at a price of $9.49323 per share immediately subsequent to exercise and held the remaining 15,445 shares. Mr. Moran also exercised 13,036 stock options on November 15, 2011 with an exercise price of $4.50 per share, which he sold 8,600 shares at an average price of $9.22687 per share immediately subsequent to exercise and held the remaining 4,436 shares. In addition, Mr. Moran exercised 15,750 stock options on November 15, 2011 with an exercise price of $5.795 per share, which he sold 11,952 shares at an average price of $9.2050 per share immediately subsequent to exercise and held the remaining 3,798. Mr. Moran also exercised 6,030 stock options on November 16, 2011 with an exercise price of $5.7950 per share, which he sold 4,600 shares at an average price of $9.20911 per share immediately subsequent to exercise and held the remaining 1,430 shares.
(3)	Mr. Edwards exercised 5,000 stock options on March 4, 2011 with an exercise price of $4.50 per share, which he sold 4,565 shares at an average price of $10.34 per share immediately subsequent to exercise and held the remaining 435 shares. In addition, Mr. Edwards exercised 5,000 stock options on May 11, 2011 with an exercise price of $4.50 per share, which he sold 4,030 shares at a price of $10.92 per share immediately subsequent to exercise and held the remaining 970 shares. Mr. Edwards also exercised 5,000 stock options on November 4, 2011 with an exercise price of $4.50 per share, which he sold 3,340 shares at an average price of $9.0075 per share immediately subsequent to exercise and held the remaining 1,660 shares. In addition, Mr. Edwards exercised 2,500 stock options on November 7, 2011 all of which had an exercise price of $4.50 per share, which he sold all 2,500 shares at an average price of $9.12 per share immediately subsequent to exercise.
(4)	Mr. Japinga exercised 2,995 stock options on March 4, 2011 with an exercise price of $4.50 per share, and continues to hold the underlying shares.

Nonqualified Deferred Compensation

The following table sets forth information regarding deferrals, earnings and distributions under the West Marine Deferred Compensation Plan for fiscal year 2011 and the deferred compensation account balance as of fiscal year end:

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($)	Aggregate earnings in last fiscal year ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at December 31, 2011 ($)
Geoffrey A. Eisenberg	—	—	—	—	—
Thomas R. Moran	—	—	—	—	—
Bruce Edwards(1)	—	—	—	13,762	99,294
Ronald Japinga	—	—	—	—	—

(1)	Mr. Edwards elected to receive an in-service payout over a five year period commencing with his initial payout on April 2010.

Prior to the 2010 year end, eligible associates were able to defer the receipt of up to 50% of base salary and up to 100% of bonus and other cash incentive compensation under our deferred compensation plan. West Marine may elect to make matching contributions or other discretionary contributions to the deferred compensation plan but has not done so to date. Amounts deferred under the plan are credited with earnings at market rates, based upon the participant’s choice of investments. The participant may elect to change an investment choice at any time. In 2011, the reference funds for the investments earned the following rates of return:

West Marine, Inc.
Deferred Compensation Plan — 2011 Annual Returns
BlackRock Money Market	0.00%
Western Asset U.S. Government	5.51%
MIST Clarion Global Real Estate	-5.28%
Legg Mason Social Awareness	-0.02%
T. Rowe Price Large Cap Growth	-1.34%
MFS Total Return	2.21%
Janus Aspen Worldwide Growth	-13.99%
Harris Oakmark International	-13.98%
BlackRock Aggressive Growth	-3.14%
Russell 2000 Index Portfolio	-4.10%
Dreyfus Opportunistic Small Cap	-13.82%
MFS MetLife Stock Index	1.65%

Amounts deferred generally may be distributed as of a particular date selected in advance by the participant, following the participant’s termination of employment or in the event the participant suffers a financial hardship, provided that, for payments made upon a participant’s termination of employment, individuals who are designated as “specified employees” under Section 409A of the Internal Revenue Code generally may not receive payments from the deferred compensation plan for at least six months following such termination from employment.

Our Governance and Compensation Committee approved the suspension of participant contributions to the deferred compensation plan beginning in 2011.

Other Post-Employment Payments

The following tables summarize the compensation and benefits each Named Executive Officer would have been entitled to receive under the Executive Officer Severance Plan or his individual severance agreement if his employment with West Marine had terminated as of December 31, 2011. The tables do not include amounts payable under the deferred compensation plan, the 401(k) plan or the employee benefit plans in which associates are eligible to participate on a non-discriminatory basis (e.g., stock purchase plan, group health, group term life, accidental death and disability and long-term disability).

Mr. Eisenberg:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control	Death
Compensation:
Base Salary(1)	—	$748,500	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	—	—	—	—
Life insurance proceeds	—	—	—	—	$1,500,000
Accrued vacation pay	$43,068	43,068	$43,068	$43,068	43,068
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	$43,068	$791,568	$43,068	$43,068	$1,543,068

(1)	Mr. Eisenberg’s employment agreement expired in December 2010. Our Board has approved the resignation of Mr. Eisenberg as President and Chief Executive Officer and as a Director to be effective at a date to be selected by the Board in its sole discretion, but in no event later than the date a successor Chief Executive Officer is appointed. Mr. Eisenberg will continue in a consulting role for which he will receive the compensation and other benefits described below. Acccordingly, he will not receive any cash severance based on the Executive Officer Severance Plan that follows these tables.

Mr. Moran:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control	Death
Compensation:
Base Salary(1)	—	$325,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	—	—	—	—
Life insurance proceeds	—	—	—	—	$750,000
Accrued vacation pay	$18,300	18,300	$18,300	$18,300	18,300
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	$18,300	$343,300	$18,300	$18,300	$768,300

(1)	Severance is paid in substantially equal amounts over 12 months.

Mr. Edwards:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control	Death
Compensation:
Base Salary(1)	—	$360,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	9,076	—	—	—
Life insurance proceeds	—	—	—	—	$1,000,000
Accrued vacation pay	$36,038	36,038	$36,068	$36,038	36,038
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	$36,038	$405,114	$36,068	$36,038	$1,036,038

(1)	Severance is paid in substantially equal amounts over 12 months.

Mr. Japinga:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control	Death
Compensation:
Base Salary(1)	—	$350,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	11,938	—	—	—
Life insurance proceeds	—	—	—	—	$1,000,000
Accrued vacation pay	$36,683	36,683	$36,683	$36,683	36,683
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	$36,683	$398,621	$36,683	$36,683	$1,036,683

(1)	Severance is paid in substantially equal amounts over 12 months.

Pursuant to the West Marine, Inc. Executive Officer Severance Plan effective as of March 16, 2011, if our Chief Executive Officer’s employment was involuntarily terminated without cause or if he voluntarily terminated his employment for good reason, he would have been entitled to receive a severance payment equal to 78 weeks of his base salary, which represents the maximum payment available based on his employment tenure, and if such termination date occurred during the second half of the company’s fiscal year, he also would have been eligible to receive a pro-rata bonus, if any, for that fiscal year, payable at the time the company pays such bonuses to other Executives. However, Mr. Eisenberg will not be entitled to such severance benefits due to his voluntary resignation as Chief Executive Officer and President, which resignation was accepted by our Board and will be effective on a date to be selected by our Board in its sole discretion, but in no event later than the date a successor Chief Executive Officer is employed by the company. Until that effective date, Mr. Eisenberg will continue as our Chief Executive Officer on a full-time basis and continue to serve as a Director.

Additionally, in light of Mr. Eisenberg’s extensive career with the company, including his strategic business development, expertise in the boating industry and customer service, as well as professional development and leadership skills, our Board approved the engagement of Mr. Eisenberg as a consultant to the company following the date his resignation becomes effective, on an on-call basis reporting to the Board and its Chairman for a period of 18 months. In such capacity, Mr. Eisenberg will perform work as directed by the Chairman and/or the Board to facilitate an effective transition of the leadership of the company to his successor, including working with the Board, his successor, other associates, customers and/or industry leaders and groups, as determined by the Chairman and/or the Board, on matters appropriate for an executive officer or director. This consulting position will not require devotion of substantial time and will not exceed 20% of the average level of services Mr. Eisenberg performed during the 36 months immediately preceding the date his resignation is accepted by our Board (to ensure that his resignation qualifies as a “separation from service” under IRS rules). As compensation for these consulting services, unless his position is terminated earlier for cause, the company will pay Mr. Eisenberg a total of $822,000, payable in substantially equal installment payments over the 18 month period on the company’s regularly-scheduled payroll dates, provided that all installments due for the first six months following the effective date of his resignation will be withheld and paid to him on the first business day following such six month period (to ensure compliance with IRS deferred compensation rules). Additionally, the company will pay him monthly an amount equal to the COBRA premiums due for such month, so long as he remains eligible for such coverage, up to 18 months. All of these payments will be subject to income and payroll tax withholding. As of the effective date of his resignation, the company also will amend Mr. Eisenberg’s outstanding 2011 stock option award (with respect to 25,000 shares) to: fully vest his rights to such stock options, make such options exercisable as of the dates they otherwise would have become vested (if he had continued to be employed by the company), and allow him to exercise such options (in accordance with their terms) at any time prior to their expiration date. His outstanding 2011 restricted stock unit award (with respect to 12,500 shares) also will be amended to fully vest his rights to such restricted stock units, and make them payable to him as of the dates they otherwise would have become vested (if he had continued to be employed by the company). The consideration outlined above will not be reduced by any compensation earned or paid to Mr. Eisenberg by a third party (whether by employment or by functioning as an independent contractor) during the term of the consulting position. The above terms will be included in an agreement to be signed by Mr. Eisenberg and the company which agreement also will include the company’s standard general release, non-disparagement and non-solicitation provisions in exchange for such consideration.

Per the terms of his agreement, West Marine has agreed to pay Mr. Moran severance benefits in the event his employment is terminated without cause or if his employment is constructively terminated. In such event, in addition to accrued wages (such as base salary and accrued paid time off through the date of termination), he will be entitled to severance pay equal to 12 months of his base salary, payable over the 12-month period following the date of termination, and if the termination occurs during the second half of West Marine’s fiscal year, a pro-rated bonus for the year in which his employment is terminated. No severance benefits are payable if Mr. Moran’s employment is terminated voluntarily, as a result of his death or disability, or if West Marine terminates his employment for cause. Additionally, Mr. Moran’s agreement contains a mitigation provision, whereby severance amounts will be reduced by the amount of compensation earned or paid to him either as a result of new employment or serving as an independent consultant. Mr. Moran will be able to continue to exercise for a period of 90 days any stock options which were vested on the date of his termination.

In September 2004, West Marine entered into an agreement with Mr. Edwards that provides him with special rights if he is subjected to an adverse job change for reasons other than cause, death or disability. An adverse job change consists of a substantial reduction in Mr. Edwards’ job responsibilities, title, position or full-time employment. Under the agreement, if the adverse job change occurred in the second half of West Marine’s fiscal year, Mr. Edwards will be entitled to a pro-rated bonus for the year that included the adverse job change. In addition, for a period of one year following an adverse job change, Mr. Edwards will be entitled to receive his base salary and group health insurance benefits, and he will be able to continue to exercise any stock options which were vested on the date of the adverse job change for a period of 15 months following the date thereof.

In February 2006, West Marine entered into an agreement with Mr. Japinga that provides Mr. Japinga with severance benefits if his employment is terminated for reasons other than cause, death or disability. Under the agreement, Mr. Japinga will receive his base salary for 12 months, and if the termination occurs in the second half of the West Marine’s fiscal year, Mr. Japinga will be entitled to a pro-rated bonus for the year in which the termination occurs. In addition, for a period of one year following such termination, Mr. Japinga will be entitled to receive group health insurance benefits for 12 months (unless he obtains alternate employment that provides for health benefits) and will be able to continue to exercise any stock options which were vested on the date of termination for a period of 15 months following the date thereof.

The severance agreements for Messrs. Moran and Japinga were negotiated in arms-length discussions with our former Chief Executive Officer, with the advice and consent of our Governance and Compensation Committee. Mr. Edwards’ severance pay compensation was set by our former Chief Executive Officer, with the advice and consent of our Governance and Compensation Committee, at a time when we were going through a transition in the senior management team.

Director Compensation

The following table sets forth certain information for fiscal year 2011, concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to Mr. Repass and Directors who are not employees of West Marine.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
Randolph K. Repass(1)	69,294	—	—	—	69,294
Dennis F. Madsen	33,500	29,443	—	—	62,943
David McComas	33,500	29,443	—	—	62,943
Barbara L. Rambo	51,000	29,443	—	—	80,443
Alice M. Richter	41,000	29,443	—	—	70,443
Peter Roy(2)	36,000	29,443	—	—	65,443
Christiana Shi(3)	18,000	33,643	—	—	51,643

(1)	Mr. Repass started receiving his base salary of $100,000 effective April 2011.
(2)	Our Board, on the recommendation of our Governance and Compensation Committee, has amended Mr. Roy’s outstanding 2011 restricted stock unit award (with respect to 2,082) shares to fully vest his rights to such restricted stock units, and make them payable to him as of the dates they otherwise would have become vested (if he had continued to serve as a director). The Board considered that Mr. Roy had served as a Director for the year and the vesting would have occurred on May 19, 2012 but due to the scheduling of the Annual Meeting, the vesting would not have otherwise occurred and these awards would have been subject to forfeiture.
(3)	Ms. Shi was appointed to the Board effective September 15, 2011 and, in connection to her appointment, she received an award of 2,937 restricted shares on September 15, 2011 with vesting to occur on the one year anniversary of the grant date.
(4)	This column shows the aggregate grant date fair value of restricted stock awards and stock options granted in 2011 to our non-employee Directors. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by our non-employee Directors. For a description of the methodology and assumptions used to determine the amounts recognized in 2011, see Note 2 to the 2011 Financial Statements.

The following table sets forth information regarding stock options and restricted stock awards held by Directors other than Geoffrey A. Eisenberg and outstanding as of December 31, 2011:

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Nonexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)
Randolph K. Repass	—	—	—	—	—	—
Dennis F. Madsen	—	—	—	—	2,082	24,214
David McComas	— 3,000 2,000 2,000 2,000	—	— 17.2650 26.2800 16.7466 22.0000	— May 11, 2015 May 12, 2014 May 7, 2013 May 3, 2012	2,082	24,214
Barbara L. Rambo	— 3,000 4,500	—	— 5.9700 5.7700	— May 20, 2014 October 14, 2013	2,082	24,214
Alice M. Richter	—	—	—	—	2,082	24,214
Peter Roy(2)	— 3,000 3,000 3,000 2,000 2,000 2,000	—	— 10.9800 5.9700 17.2650 26.2800 16.7466 22.0000	— May 20, 2015 May 20, 2014 May 11, 2015 May 12, 2014 May 7, 2013 May 3, 2012	2,082	24,214
Christiana Shi(3)	—	—	—	—	2,937	34,157

(1)	Based on a price per share of $11.63 which was the closing share price of our common stock on the NASDAQ Global Market on December 30, 2011.
(2)	Mr. Roy will be able to exercise such stock options for the balance of the remaining term of each award. Mr. Roy’s outstanding 2011 restricted stock unit award (with respect to 2,082) shares were amended to fully vest his rights to such restricted stock units, and make them payable to him as of the dates they otherwise would have become vested (if he had continued to serve as a director).
(3)	Ms. Shi was appointed to the Board effective September 15, 2011 and, in connection to her appointment, she received an award of 2,937 restricted shares on September 15, 2011 with vesting to occur on the one year anniversary of the grant date.

For 2011, non-employee Directors were paid fees of:

•	$2,000 for each Board meeting attended, payable on the meeting date;
•	$16,000 as an annual cash retainer, payable quarterly; and
•	$8,000 in the form of West Marine common stock and $6,000 of restricted stock granted under the Equity Incentive Plan, payable on the date of the 2011 Annual Meeting. The $6,000 of restricted stock vests one year after the date it is granted.

In addition, following the 2011 Annual Meeting, each independent Directors received, at his or her election, either a grant of 3,000 stock options or 1,500 restricted stock awards. Any newly appointed Director received, at his or her election, a grant of either an option exercisable for 4,500 shares of common stock or 2,250 shares of restricted stock awards. For 2012, an amendment to our Equity Incentive Plan, approved by our stockholders at the 2011 Annual Meeting, increased the share count under the “fungible share pool design” whereby “full value” awards, such as restricted stock, count as 2x the shares granted to every 1 stock option granted. The options are granted with an exercise price equal to the fair market value of West Marine’s common stock on the grant date, and the options will become exercisable six months following the date of the award. All restricted shares vest one year after the grant date.

Pursuant to our Stock Ownership Policy, once our independent Directors reach their requisite stock ownership levels, they are required to maintain such levels until such time as they resign from, determine not to stand for re-election to, or are not nominated for re-election to the Board.

For 2011, Ms. Richter, our Audit Committee Chair and financial expert, received an additional annual retainer of $17,000. The remaining members of the Audit Committee, Mr. Roy and Ms. Rambo, each received an additional annual retainer of $12,000 and the retainer for Ms. Shi was pro-rated at $6,000, given her appointment to the Committee in September 2011. For 2011 Ms. Rambo, our Governance and Compensation Committee Chair, received an additional annual retainer of $15,000. The remaining members of the Governance and Compensation Committee, Mr. McComas and Mr. Madsen, each received an additional annual retainer of $9,500.

In September 2011, our Governance and Compensation Committee engaged FW Cook to review the overall compensation program for our non-employee Directors. Following this review, FW Cook determined that our total non-employee Director compensation was below that of the peer group median. Accordingly, to establish an annual non-employee Director compensation program consistent with market levels to attract and retain qualified non-employee Directors, our Committee approved the following modifications to such non-employee Director compensation, to be effective commencing in 2012:

•	$2,000 for each Board meeting attended, payable on the meeting date (no change);
•	$25,000 as an annual cash retainer, payable quarterly; and
•	$40,000 in the form of restricted stock units (or up to 50% of such amount in the form of stock options, at the Director’s election), to be awarded on the date of each annual meeting. In 2012, our Board, on the recommendation of our Governance and Compensation Committee, amended our Equity Incentive Plan to provide that equity awards granted to non-employee Directors will vest the earlier of one year following the date of grant or the subsequent year’s annual meeting date.

For 2012 and thereafter, if elected to our Board and re-appointed to our Audit Committee, the additional retainer for Ms. Richter, as Chair and financial expert, will increase to $20,000, and the additional retainer for Ms. Rambo and Ms. Shi will increase to $13,000. If elected to our Board and re-appointed to our Governance and Compensation Committee, the additional annual retainers for Ms. Rambo, as our Committee Chair, and for Messrs. McComas and Madsen, will remain at $15,000 and $9,500, respectively, as these fees were determined to be consistent with market practices. Mr. Roy will receive a pro-rated portion of his Board and Audit Committee fees payable through the Annual Meeting date.

All non-employee Directors for 2011 were, and will continue to be, reimbursed for travel and other out-of-pocket expenses incurred by them that are incidental to their service on the Board. In addition, all Directors will be reimbursed for Board continuing education course fees up to $5,000 per annum. Due to economic challenges, based on our Chief Executive Officer’s recommendation, our Governance and Compensation Committee suspended this reimbursement beginning in 2008 and continuing through 2012.

Our Chairman of the Board, Randolph K. Repass, started receiving his $100,000 base salary beginning in April 2011. Mr. Repass currently beneficially owns 7,273,028 shares or approximately 31.5% of our outstanding common stock. Mr. Repass has not been granted any stock options since our initial public offering in 1993 and receives no bonus.

No other Directors who are associates of West Marine receive any compensation for serving on the Board. Additionally, beginning in 2012, non-employee Directors may not participate in the company’s health plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about West Marine’s equity compensation plans as of December 31, 2011. All outstanding awards relate to West Marine’s common stock.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans/arrangements approved by securityholders	3,534,540 (1)	$11.14 (1)	1,831,614 (2)
Equity compensation plans/arrangements not approved by securityholders	-0-	-0-	-0-

(1)	Pertains to stock options outstanding under the Equity Incentive Plan. Does not include 13,347 shares of restricted stock issued and 133,138 restricted stock units issued under the Equity Incentive Plan. Also does not include purchase rights accruing under the Stock Buying Plan as the number of shares issuable and the exercise price under that plan will not be determinable until the end of the current offering period, April 30, 2012.
(2)	Consists of shares of common stock reserved for future issuance under the Equity Incentive Plan. Does not include 591,838 shares of common stock currently reserved for issuance under the Stock Buying Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table indicates, as to (i) each person who is known to own beneficially 5% or more of the outstanding shares of our common stock; (ii) each Director; (iii) each Named Executive Officer; and (iv) all Directors and Named Executive Officers at December 31, 2011 as a group, the number of shares and percentage of common stock beneficially owned as of March 19, 2012. As of the close of business on March 19, 2012, there were outstanding 23,068,599 shares of common stock of West Marine.

	Common Stock Beneficially Owned as of March 19, 2012(1)
Beneficial Owner	Number of Shares		Percent
Randolph K. Repass	7,273,028	(2)	31.5%
Geoffrey A. Eisenberg	910,799	(3)	3.9%
Thomas R. Moran	170,057	(4)	*
Bruce Edwards	245,485	(4)	1.1%
Ronald Japinga	256,522	(4)	1.1%
Dennis F. Madsen	5,804	(5)	*
David McComas	40,830	(5)	*
Barbara L. Rambo	17,403	(5)	*
Alice M. Richter	14,134	(5)	*
Peter Roy	53,450	(5)(6)	*
Christiana Shi	3,853	(5)	*
All Directors and executive officers as a group (11 persons)	8,991,365	(7)	39.0%
Franklin Resources, Inc.	3,124,630	(8)	13.5%
Dimensional Fund Advisors, LP	1,813,049	(9)	7.9%
Royce & Associates, LLC	1,232,711	(10)	5.3%
Paradigm Capital Management, Inc.	1,187,644	(11)	5.1%

*	Less than one percent.
(1)	Except as otherwise noted, each person has sole voting and investment power over the common stock shown as beneficially owned, subject to community property laws where applicable.
(2)	The address of Mr. Repass is 500 Westridge Drive, Watsonville, California 95076-4100.

Includes 254,600 shares held by Mr. Repass’ wife, 24,915 shares held by Mr. Repass’ minor son, 40,400 shares held in trust for the benefit of Mr. Repass’ grandchildren and 173,900 shares held by the Repass-Rodgers Family Foundation Inc. Mr. Repass has sole voting and dispositive power with respect to 5,374,084 shares and is deemed to have shared voting and dispositive power with respect to 254,600 shares. Mr. Repass disclaims beneficial ownership of all shares attributed to his spouse and all shares held by the Repass-Rodgers Family Foundation. The beneficial ownership reported also includes 729,506 shares held by the Randolph K. Repass 2009 Grantor Retained Annuity Trust dated July 8, 2009, and 675,623 shares held by the Randolph K. Repass 2010 Grantor Retained Annuity Trust dated March 23, 2010. Although Mr. Repass retains a limited pecuniary interest in the shares held by the two grantor retained annuity trusts, Mr. Repass retains sole investment control over the shares in such trusts and his brother, as co-trustee, has sole voting power over the shares.

(3)	Includes stock options exercisable within 60 days to purchase 437,000 shares. Includes 12,500 restricted stock units that vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. Also includes 12,000 shares held by Mr. Eisenberg’s children. Mr. Eisenberg disclaims beneficial ownership of shares attributed to his children.
(4)	Includes stock options exercisable within 60 days to purchase shares as follows: Thomas R. Moran, 135,720 shares; Bruce Edwards, 225,111; and Ronald Japinga, 227,866 shares. Includes restricted stock units that vest in three installments of 33%, 33% and 34% on each anniversary of the grant date as follows: Thomas R. Moran, 8,250 units; Bruce Edwards, 8,250 units; and Ronald Japinga, 8,250 units.

(5)	Includes stock options exercisable within 60 days to purchase shares as follows: Dennis F. Madsen, 0 shares; David McComas, 9,000 shares; Barbara L. Rambo, 7,500; Alice M. Richter, 0 shares; Peter Roy, 15,000 shares; and Christiana Shi, 0 shares. Includes restricted stock that vest on May 19, 2012 as follows: Dennis F. Madsen, 2,082 shares; David McComas, 2,082 shares; Barbara L. Rambo, 2,082; Alice M. Richter, 2,082 shares; and Peter Roy, 2,082 shares. Includes restricted stock that vest on September 15, 2012 as follows: Christiana Shi, 2,937 shares.
(6)	Includes stock options exercisable for the balance of the remaining term of the option. Mr. Roy’s outstanding 2011 restricted stock unit award (with respect to 2,082) shares were amended to fully vest his rights to such restricted stock units, and make them payable to him as of the dates they otherwise would have become vested (if he had continued to serve as a director).
(7)	Includes stock options exercisable within 60 days to purchase 1,057,197 shares.
(8)	The information contained in the table and this footnote with respect to Franklin Resources, Inc. is based solely on a statement on Schedule 13G/A filed February 9, 2012 reporting beneficial ownership as of December 31, 2011 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Templeton Investments Corp. and Franklin Advisory Services, LLC to the effect that (a) each (directly or indirectly) has dispositive and voting power over these shares to the extent disclosed therein and (b) these shares are held by investment companies or other managed accounts which are advised by subsidiaries of Franklin Resources, Inc. pursuant to investment management contracts which grant to such subsidiaries all investment and voting power over these shares. The business address for Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, California 94403-1906. The business address for Franklin Templeton Investments Corp. is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4 and the business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.
(9)	The information contained in the table and this footnote with respect to Dimensional Fund Advisors LP is based solely on a statement on Schedule 13G/A filed February 14, 2012 reporting beneficial ownership as of December 31, 2011 by Dimensional Fund Advisors LP to the effect that (a) it has sole dispositive power over all of these shares and (b) it has sole voting power over 1,761,241 shares. The business address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(10)	The information contained in the table and this footnote with respect to Royce & Associates, LLC is based solely on a statement on Schedule 13G/A filed January 24, 2012 reporting beneficial ownership as of December 31, 2011 by Royce & Associates, LLC to the effect that it has sole dispositive and voting power over all of these shares. The business address for Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.
(11)	The information contained in the table and this footnote with respect to Paradigm Capital Management, Inc. is based solely on a statement on Schedule 13G filed March 22, 2012 reporting beneficial ownership as of December 31, 2011 by Paradigm Capital Management, Inc. to the effect that it has sole dispositive and voting power over all of these shares. The business address for Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and Directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of West Marine common stock with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish West Marine with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports received by West Marine, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the period from January 2, 2011 to December 31, 2011, our Named Executive Officers, Directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a).

CERTAIN TRANSACTIONS

Related Party Transaction Policy

The Board recognizes that related party transactions may create the appearance that company decisions are based on considerations other than the best interests of the company and its stockholders. However, the Board also recognizes that there are situations where the best interests of the company and its stockholders may be served even if the transaction is one with a related party. For example, this would be true if the company would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources. As a result, the Board has delegated to the Audit Committee the responsibility to review and pre-approve related party transactions with related parties pursuant to a written policy described below under “Related Party Transactions.” The Committee has the authority to approve a related party transaction if the Committee determines that the transaction is on terms that are in the best interest of the company and its stockholders.

Related Party Transactions

During 2011 the company did not enter into any new related party transactions. In addition, the company terminated one related party lease during 2011 and also will be terminating another this year, as further described below.

Randolph K. Repass, our founder and Chairman of the Board, is a general partner of three partnerships in which he, together with certain members of his family, owns substantially all of the partnership interests. Geoffrey A. Eisenberg, our Chief Executive Officer, is a 7.5% limited partner in the two partnerships from which the company leases its Watsonville, California support center and its store in Santa Cruz, California.

The company has leased its store in Santa Cruz, California and its support center in Watsonville, California since 1982 and 1988, respectively. Negotiations for these transactions were conducted at arms’ length using independent representatives for each party at the time these leases were entered into. Although these leases have been in place for over two decades, our Audit Committee nonetheless reviews these transactions annually to determine if they remain in the best interest of the company. In this regard, our Committee considered that Messrs. Repass and Eisenberg entered into re-negotiations of the rental terms for the support center during 2009 prior to the expiration of the lease term. Although under no compulsion to do so, Mr. Repass acknowledged the soft real estate market conditions at that time and agreed to a rent reduction, resulting in an aggregate savings to the company over the lease term, as extended, of approximately $1.3 million (net of brokerage fees). Additionally, in July 2011, a lease amendment was signed which reduced the amount of Watsonville, California support center storage space leased to the company and which extended the storage space lease from November 2011 to October 2016 to be coterminous with the support center lease. Due to the lease amendment, the company’s related contractual obligation decreased by immaterial amounts for fiscal years 2011 through 2016.

From February 2002 through March 2011, West Marine leased its store in Palo Alto, California from a trust for which Randolph K. Repass is the trustee. The trust sold the property on March 18, 2011, and the company terminated the lease effective as of that date. Additionally, West Marine leased its store in New Bedford, Massachusetts from a corporation of which Mr. Repass’ brother is the President and his father is a member of the board of directors and a major stockholder. The New Bedford lease expired in February 2012, and the company currently is operating on a month-to-month tenancy. The company expects to terminate the New Bedford lease on or around June 2012 in connection with a new store in the neighboring area to be leased from a party unrelated to the company.

Pursuant to the above leases, West Marine paid rent to Mr. Repass and such corporation and partnerships, as applicable, during fiscal years 2011, 2010 and 2009 in the aggregate amounts of approximately $1.6 million, $1.5 million and $1.6 million, respectively.

The transactions described above have been reviewed and approved or ratified by our Audit Committee in accordance with West Marine’s written Related Party Transaction Policy which provides that any transaction between West Marine and a related person (other than compensation arrangements with directors and executive officers, which, in any case, are approved by the Governance and Compensation Committee) may only be entered into when the Audit Committee, the Board of Directors or, if management determines it is not practicable to wait until the next scheduled meeting, the Chair of the Audit Committee determines that the transaction in question is in, or is not inconsistent with, the best interests of West Marine and its stockholders. If the Chair of the Audit Committee acts under the policy, the Chair must report any interim approvals at the next scheduled meeting of the Audit Committee or Board of Directors, as the case may be.

SELECTION OF INDEPENDENT AUDITORS

(Proposal No. 2)

The Audit Committee has selected, and approved the engagement of, Grant Thornton LLP, independent registered public accounting firm, as West Marine’s independent auditors for fiscal year 2012. Although stockholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for stockholders to ratify its selection, subject to the review, oversight and discretion of the Audit Committee. If the stockholders do not ratify the selection of Grant Thornton LLP, the engagement of independent auditors will be reevaluated by the Audit Committee.

Ratification of the selection of Grant Thornton LLP shall be effective upon receiving the affirmative vote of the holders of a majority of the voting power of West Marine’s common stock present or represented by proxy and entitled to vote at the Annual Meeting.

A representative of Grant Thornton LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 3)

At our 2011 Annual Meeting, our stockholders expressed their support of our executive compensation programs by approving our non-binding advisory vote on our executive compensation policies and practices. As we evaluated our compensation practices and needs throughout fiscal 2011, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our financial objectives and the enhancement of stockholder value. As a result, our Governance and Compensation Committee decided to retain our general approach to executive compensation for 2012 that rewards our Executive when they deliver value for our stockholders.

We are asking our stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as reported in this proxy statement (commonly referred to as “Say-on-Pay”). We urge you to read the “Compensation Discussion and Analysis” beginning on page 19, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative appearing elsewhere in this proxy statement, which provide detailed information on the compensation of our Named Executive Officers.

Because compensation of our Named Executive Officers has been closely linked to company performance, our Executive compensation program has played a major role in our ability to drive financial results and attract and retain a highly experienced, successful team to manage our company. Even with the challenges we faced generally with the economic downturn these last few years, and particularly in the boating market, we have returned to three successive years of profitability.

We believe our Executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively aligning the interests of our Named Executive Officers to dedicate them fully to value creation for our stockholders.

THE BOARD STRONGLY ENDORSES THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to West Marine Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement.”

Because your vote is advisory, it will not be binding on our Board. However, our Board and its Governance and Compensation Committee value the opinions of our stockholders and will continue to consider voting results when making future decisions regarding our Executive compensation program.

After consideration of the vote of stockholders at the 2011 Annual Meeting and consistent with our Board’s recommendation, our Board has determined to hold an advisory vote on the approval of executive compensation on an annual basis until the next advisory vote on frequency occurs. An advisory vote on frequency of stockholder advisory votes on executive compensation is required to be held at least once every six years. Accordingly, the next advisory vote on executive compensation will be held at our 2015 annual meeting of stockholders.

OTHER MATTERS

As of the date of this proxy statement, management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.

ANNUAL REPORT ON FORM 10-K

We will provide upon request and without charge to each stockholder receiving this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements included therein. Copies can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

STOCKHOLDER PROPOSALS

We anticipate that the 2013 Annual Meeting of Stockholders will be held in May 2013. Any stockholders who intend to present proposals at the 2013 Annual Meeting, and who wish to have such proposals included in the proxy statement for the 2013 Annual Meeting, must ensure that the Secretary of West Marine receives such proposals no later than December 3, 2012. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in our 2013 proxy materials. Proposals should be addressed to West Marine at 500 Westridge Drive, Watsonville, California 95076-4100, Attention: Secretary. Any stockholder proposals that a stockholder intends to present at the 2013 Annual Meeting, other than through the inclusion in the proxy materials, should be received at least 30 (but not more than 60) days prior to the scheduled date of the 2013 Annual Meeting. Any stockholder wishing to submit a proposal at the 2013 Annual Meeting should contact the Secretary of West Marine after March 1, 2013 to obtain the actual meeting date and proposal deadlines.

COST OF SOLICITATION

All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by West Marine.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking statements,” including statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2011. Except as required by applicable law, we assume no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

By Order of the Board of Directors
/s/ Pamela J. Fields
Pamela J. Fields, Esq. Secretary

Watsonville, California
April 5, 2012

West Marine

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 & 3.

1. To elect seven directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Randolph K. Repass	☐	☐	02 - Geoffrey A. Eisenberg	☐	☐	03 - Dennis F. Madsen	☐	☐
04 - David McComas	☐	☐	05 - Barbara L. Rambo	☐	☐	06 - Alice M. Richter	☐	☐
07 - Christiana Shi	☐	☐						

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3. To approve, on an advisory basis, the compensation of the company's named executive officers. For ☐ Against ☐ Abstain ☐

B Non-Voting Items

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C Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below

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Date (mm/dd/yyyy) — Please print date below. / /

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Proxy — West Marine, Inc.

PROXY FOR 2012 ANNUAL MEETING OF STOCKHOLDERS — MAY 17, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randolph K. Repass and Geoffrey A. Eisenberg, or either of them, each with power of substitution, as proxies of the undersigned, to attend the 2012 Annual Meeting of Stockholders of WEST MARINE, INC. to be held at the company's office located at 500 Westridge Drive, Watsonville, California, on May 17, 2012, at 10:30 a.m., Pacific Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side, and upon such other business as may properly come before such meeting and any adjournment or postponement thereof.

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of each of the seven director nominees listed on the reverse side, FOR ratification of the selection of Grant Thornton LLP as the independent auditors for the fiscal year ending December 29, 2012, FOR the approval of named executive officer compensation, and in the discretion of the proxy holder(s) on any matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

(Continued and to be voted on reverse side.)